Exhibit 4.6

a US$20,000,000

Secured Loan Agreement

Dated 4 August 2023

(1)	Taburao Shipping Company Inc.
Tarawa Shipping Company Inc.
(as Borrowers)

(2)	Performance Shipping Inc.
(as Original Guarantor)

(3)	The Financial Institutions
listed in Schedule 1
(as Original Lenders)

(4)	Nordea Bank Abp, filial i Norge
(as Bookrunner)

(5)	Nordea Bank Abp, filial i Norge
(as Agent)

(6)	Nordea Bank Abp
(as Original Hedge Counterparties)

(7)	Nordea Bank Abp, filial i Norge
(as Security Agent)

Contents
		Page

Section 1	Interpretation	2

1	Definitions and Interpretation	2

Section 2	The Loan	30

2	The Loan	30

3	Purposes	30

4	Conditions of Utilisation	30

Section 3	Utilisation	32

5	Advance	32

Section 4	Repayment, Prepayment and Cancellation	33

6	Repayment	33

7	Illegality, Prepayment and Cancellation	34

Section 5	Costs of Utilisation	38

8	Interest	38

9	Interest Periods	42

10	Changes to the Calculation of Interest	42

11	Fees	43

Section 6	Additional Payment Obligations	44

12	Tax Gross Up and Indemnities	44

13	Increased Costs	53

14	Other Indemnities	56

15	Mitigation by the Finance Parties	58

16	Costs and Expenses	58

Section 7	Accounts and Application of Earnings	60

17	Earnings Accounts	60

18	Additional Security	61

19	Guarantee and Indemnity	63

Section 8	Representations, Undertakings and Events of Default	66

20	Representations	66

21	Information Undertakings	72

22	Financial Covenants	75

23	General Undertakings	75

24	Events of Default	83

Section 9	Changes to Parties	88

25	Changes to the Lenders and Hedge Counterparties	88

26	Changes to the Obligors	94

Section 10	The Finance Parties	96

27	Role of the Agent, the Security Agent and the Bookrunner	96

28	Application of Proceeds	112

29	Conduct of Business by the Finance Parties	114

30	Sharing among the Finance Parties	115

Section 11	Administration	117

31	Payment Mechanics	117

32	Set-Off	120

33	Notices	120

34	Calculations and Certificates	122

35	Partial Invalidity	123

36	Remedies and Waivers	123

37	Amendments and Waivers	123

38	Confidentiality	131

39	Confidentiality of Funding Rates	136

40	Disclosure of Lender Details by Agent	137

41	Counterparts	139

42	Joint and Several Liability	139

Section 12	Governing Law and Enforcement	140

43	Governing Law	140

44	Enforcement	140

Loan Agreement

Dated 4 August 2023

Between:

(1)
Taburao Shipping Company Inc. ("Borrower A") and Tarawa Shipping Company Inc. ("Borrower B"), each a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (together the "Borrowers" and each a "Borrower") jointly and severally; and

(2)
Performance Shipping Inc., a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Original Guarantor"); and

(3)
The Financial Institutions listed in Part I (The Original Lenders) of Schedule 1 (The Parties), each acting through its Facility Office (together the "Original Lenders" and each an "Original Lender"); and

(4)	Nordea Bank Abp, filial i Norge, acting as bookrunner through its office at Essendrops gate 7, N-0368 Oslo, Norway (in that capacity, the "Bookrunner"); and

(5)	Nordea Bank Abp, filial i Norge, acting as agent through its office at Essendrops gate 7, N-0368 Oslo, Norway (in that capacity, the "Agent"); and

(6)
The banks or financial institutions listed in Part II (The other Finance Parties) of Schedule 1 (The Parties) under the heading of "The Original Hedge Counterparties", acting as hedge counterparty through its office indicated in Part II (The other Finance Parties) of Schedule 1 (The Parties) under the heading "The Original Hedge Counterparties" (in that capacity, the "Original Hedge Counterparty"); and

(7)	Nordea Bank Abp, filial i Norge, acting as security agent through its office at Essendrops gate 7, N-0368 Oslo, Norway (in that capacity, the "Security Agent").

It is agreed as follows:

Section 1	Interpretation

1	Definitions and Interpretation

1.1	Definitions In this Agreement:

"2002 ISDA Master Agreement" means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

"2018 Withdrawal Act" means the European Union (Withdrawal) Act 2018.

"2020 Withdrawal Act" means the European Union (Withdrawal Agreement) Act 2020.

"Accession Deed" means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

"Account Holder" means Nordea Bank Abp, filial i Norge, acting through its branch at Essendrops gate 7, N-0368 Oslo, Norway or any other bank or financial institution which at any time, with the Security Agent's prior written consent, holds the Earnings Accounts.

"Account Security Deed" means a first priority account security deed in respect of all amounts from time to time standing to the credit of the Earnings Accounts.

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

"Additional Hedge Counterparty" means a bank or financial institution which becomes a Hedge Counterparty in accordance with Clause 25.8 (Additional Hedge Counterparties).

"Administration" has the meaning given to that term in paragraph 1.1.3 of the ISM Code.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Shipbroker" means each of Clarkson Platou, Fearnleys SSY, Braemar, Arrows, Maersk Broker, Vessels Value Ltd. and any other reputable, independent and first class firm of ship brokers approved in writing by the Agent.

"Assignments" means:

(a)	first priority deeds of assignment of the Insurances, Earnings and Requisition Compensation of the Vessels from the Borrowers; and

(b)	first priority assignments of the Insurances from the Managers contained in the Managers' Undertakings.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the Termination Date.

"Break Costs" means:

(a)	in relation to Term SOFR Utilisation: the amount (if any) by which:

(i)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; or

(b)	in relation to Compounded SOFR Utilisation: any amount specified as such in the Reference Rate Terms.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Piraeus, Norway and New York and:

(a)	in relation to a Term SOFR Utilisation (in relation to the fixing of an interest rate) which is a US Government Securities Business Day; or

(b)
in relation to a Compounded SOFR Utilisation (in relation to (i) any date for payment or purchase of an amount relating to that Utilisation or (ii) the determination of the first day or the last day of any Interest Period for a Utilisation, or otherwise in relation to the determination of the length of such an Interest Period) which is an Additional Business Day for that Utilisation or Unpaid Sum.

"Cash" means, at any date of determination under this Agreement, the aggregate value of the Original Guarantor and its Subsidiaries credit balances on any deposit, savings or current account and cash in hand (including, without limitation, short term cash deposits with the Account Holder) to which the Original Guarantor and/or its Subsidiaries (as applicable) have free, immediate and direct access but excluding any such credit balances and cash subject to an Encumbrance (other than Encumbrances in favour of the Finance Parties) at any time.

"Central Bank Rate" has the meaning given to that term in the Reference Rate Terms.

"Central Bank Rate Adjustment" has the meaning given to that term in the Reference Rate Terms.

"Cash Equivalents" means, at any date of determination under this Agreement and the Guarantee, the aggregate value of the Guarantor's Group's:

(a)
certificates of deposit of, or overnight bank deposits with, any Lender or any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor's Rating Group and P-3 by Moody's Investor Services, Inc. having maturities of six (6) months or less from the date of acquisition;

(b)
commercial paper of, or money market accounts or funds with or issued by, any Lender or by an issuer rated at least A-2 by Standard & Poor's Ratings Group and P-3 by Moody's Investor Services, Inc. and having an original tenor of six (6) months or less; and

(c)
medium term fixed or floating rate notes of any Lender or an issuer rated at least AA- by Standard & Poor's Rating Group and/or Aa3 by Moody's Investor Services, Inc. at the time of acquisition and having a remaining term of six (6) months or less from the date of acquisition, but excluding any of those assets subject to an Encumbrance (other than Encumbrances in favour of the Finance Parties) at any time,

provided that the Original Guarantor and/or its Subsidiaries (as applicable) have free, immediate and direct access.

"Charters" means any time or bareboat charter or contract of employment  in respect of a Vessel with a duration exceeding (or capable of exceeding) 24 months and "Charter" means any of them.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Manager" means Unitized Ocean Transport Limited a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time (such approval not to be unreasonably withheld)  as the commercial manager of a Vessel.

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part I (The Original Lenders) of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Commitment Fee" means the commitment fee to be paid by the Borrowers to the Agent under Clause 11.1 (Commitment Fee).

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Compounded SOFR Utilisation" means a Utilisation which is not a Term SOFR Utilisation.

"Compounding Methodology Supplement" means, in relation to the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrowers, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrowers and each Finance Party.

"Confidential Information" means all information relating to any Obligor, any other member of the Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Obligor, any other member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor, any other member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Obligor, any other member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Obligor or any other member of the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)	is a Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

"Corresponding Debt" means any amount, other than any Parallel Debt, which an Obligor owes to a Finance Party under or in connection with the Finance Documents.

"CTA" means the Corporation Tax Act 2009.

"Cumulative Compounded RFR Rate" means, in relation to the Interest Period for a Utilisation, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 10 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

"Daily Rate" means the rate specified as such in the Reference Rate Terms.

"DAC6" means Directive 2011/16/EU (as amended by the Council Directive of 25 May 2018 (2018/822/EU)).

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Utilisation available (or has notified the Agent or the Borrowers (which have notified the Agent) that it will not make its participation in a Utilisation available) by the relevant Utilisation Date in accordance with Clause 5.4 (Lenders' participation); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Earnings" means all hires, freights, passage moneys, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, insurance proceeds, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

"Earnings Accounts" means the bank accounts opened or to be opened and held in the names of the Borrowers respectively with the Account Holder and each designated an "Earnings Account".

"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and a Vessel, any Obligor, any operator or manager of a Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any Obligor, any operator or manager of a Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Event of Default" means any event or circumstance specified as such in Clause 24.1 (Events of Default).

"Existing Loan Agreement" means the loan agreement dated 24 July 2019, as amended and/or supplemented from time to time, made between inter alios the Original Lenders, as lenders and the Borrowers, as borrowers.

"Facility Office" means:

(a)
in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Obligors have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within (a), the first date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Agent, the Borrowers and the Original Guarantor setting out any of the fees referred to in Clause 11 (Fees).

"Finance Documents" means this Agreement, any Hedging Agreement, the Security Documents, any Accession Deed, any Hedge Counterparty Accession Letter, any Compliance Certificate, any Utilisation Request, the Fee Letter, any Reference Rate Supplement, any Compounding Methodology Supplement any document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Indebtedness and any other document designated as such by the Agent, the Borrowers and the Original Guarantor, provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall not be a Finance Document for the purposes of:

(a)	the definitions of "Defaulting Lender" and "Disruption Event";

(b)	the definitions of "FATCA Deduction" and "US Tax Obligor" and Clause 12 (Tax Gross Up and Indemnities);

(c)	the definition of "Unpaid Sum";

(d)	Clause 7.4 (Right of cancellation and prepayment in relation to a single Lender);

(e)	Clause 14 (Other Indemnities) except for Clauses 14.2.1(a), 14.2.1(b) and 14.2.2;

(f)	Clause 15 (Mitigation by the Finance Parties);

(g)	Clause 24.2 (Acceleration);

(h)	Clause 25 (Changes to the Lenders and Hedge Counterparties), Schedule 4 (Form of Transfer Certificate) and Schedule 5 (Form of Assignment Agreement);

(i)	Clauses 27.12 (Lenders' indemnity to the Agent and the Security Agent), 27.13.9 (Resignation of the Agent and the Security Agent) and 27.18 (Agent's and Security Agent's management time);

(j)	Clauses 31.6 (No set-off by Obligors) and 31.8 (Currency of account);

(k)	Clause 32 (Set-Off);

(l)	Clause 37 (Amendments and Waivers), except for Clause 37.4 (Changes to reference rates); and

(m)	Clause 40 (Disclosure of Lender details by Agent).

"Finance Parties" means the Bookrunner, the Agent, the Security Agent, any Hedge Counterparty and the Lenders, provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall not be a Finance Party for the purposes of:

(a)	Clause 10.4 (Break Costs);

(b)	Clause 12 (Tax Gross Up and Indemnities);

(c)	Clause 13 (Increased Costs);

(d)	Clause 14 (Other Indemnities) except for Clauses 14.2.1(a), 14.2.1(b) and 14.2.2;

(e)	Clause 15 (Mitigation by the Finance Parties);

(f)	Clause 25 (Changes to the Lenders and Hedge Counterparties) and Schedule 5 (Form of Assignment Agreement);

(g)	Clause 32 (Set-Off); and

(h)	Clause 37 (Amendments and Waivers).

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract, a liability under which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not an Obligor or a member of the Group which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Obligor or any other member of the Group relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the end of the Facility Period or are otherwise classified as borrowings under GAAP;

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).

"Fleet Market Value" means in relation to a Fleet Vessel, the market value of such Fleet Vessel determined by a valuation to be provided by the Borrowers and acceptable to the Agent on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and at the cost of the Borrowers.

"Fleet Vessel" means any vessel (including, but not limited to, the Vessels) from time to time wholly owned by a member of the Group (directly or indirectly) including chartered-in vessels for which a member of the Group has a purchase obligation but excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Group at the relevant time, and "Fleet Vessels" means more than one of them.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to Clause 10.3.1(b) (Cost of funds).

"GAAP" means generally accepted accounting principles in the US, including IFRS.

"Group" means the Original Guarantor and each of the Subsidiaries for the time being.

"Guarantee" means a guarantee and indemnity in respect of the obligations of each other Obligor granted by each Guarantor and contained in Clause 19 (Guarantee and Indemnity).

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

"Hedge Break Amount" means, with respect to any termination or partial termination of a Hedging Agreement and as of any date of determination thereof, an amount calculated in relation to such Hedging Agreement then in effect as is or would be payable pursuant to section 6(e) of such Hedging Agreement in respect of such termination or partial termination of such Hedging Agreement only, as if a Borrower was the only Affected Party (as defined in such Hedging Agreement).

"Hedge Breakage Gain" means the absolute value of the Hedge Break Amount if such Hedge Break Amount is a negative number.

"Hedge Breakage Loss" means the Hedge Break Amount if such Hedge Break Amount is a positive number.

"Hedge Counterparty" means an Original Hedge Counterparty or an Additional Hedge Counterparty.

"Hedge Counterparty Accession Letter" means a document substantially in the form set out in Schedule 8 (Form of Hedge Counterparty Accession Letter).

"Hedge Reduction Proceeds" means any Hedge Breakage Gain payable to a Borrower as a result of a reduction in the notional amount of one or more transactions under any Hedging Agreement to which it is a party in connection with a prepayment or cancellation under Clause 7 (Illegality, Prepayment and Cancellation).

"Hedging Agreement" means any master agreement, confirmation, transaction, schedule or other agreement entered into or to be entered into by a Borrower with a Hedge Counterparty for the purpose of hedging interest payable under this Agreement.

"Hedging Close-Out Liabilities" means, as at the relevant determination date, the aggregate of the net amounts in dollars which would be payable by a Borrower under each Hedging Agreement to which it is a party if all Hedging Agreements were terminated or closed out on such date, as certified by the Hedge Counterparties in respect of the Hedging Agreements to which they are party. To the extent that a net amount would be payable by a Hedge Counterparty if a Hedging Agreement were terminated or closed out on such date, the net amount payable by a Borrower in respect of such Hedging Agreement shall be deemed to be zero.

"Hedging Force Majeure" means in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement).

"Hedging Security Deeds" means first priority deeds of assignment of the Hedging Agreements from the Borrowers.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

"Identity Letter" means a letter addressed to the Agent identifying the shareholder of the Original Guarantor.

"IEEC" means a valid international energy efficiency certificate for a Vessel issued under Annex VI.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 and/or section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents.

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (h); or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment" means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document (excluding always any Hedging Agreement or any Hedge Counterparty Accession Letter).

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 8.3 (Payment of interest).

"Interest Period" means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default interest).

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.

"ITA" means the Income Tax Act 2007.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Opinion" means any legal opinion delivered to the Agent under Clause 4 (Conditions of Utilisation).

"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 25 (Changes to the Lenders and Hedge Counterparties),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"Loan" means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 2 (The Loan) or, where the context permits, the principal amount advanced and for the time being outstanding.

"Lookback Period" means the number of days specified as such in the Reference Rate Terms.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

"Management Agreements" means:

(a)	the agreements for the commercial management of the Vessels entered or to be entered into between the Borrowers respectively and the Commercial Manager; and

(b)	the agreements for the technical management of the Vessels entered or to be entered into between the Borrowers respectively and the Technical Manager.

"Managers" means:

(a)	in relation to the commercial management of the Vessels, the Commercial Manager; and

(b)	in relation to the technical management of the Vessels, the Technical Manager.

"Managers' Undertakings" means written undertakings of the Managers in form and substance acceptable to the Agent.

"Margin" means 2.50 % per annum.

"Market Disruption Rate" means the Reference Rate.

"Market Value" means the value of a Vessel or any other vessel over which additional security has been created or which is being offered as additional security in accordance with Clause 18 (Additional Security) conclusively determined by an Approved Shipbroker selected by the Borrowers, and appointed by and reporting to, the Agent on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of that Vessel or vessel addressed to the Agent certifying a value for that Vessel or vessel and, where two valuations have been obtained, such value shall be the arithmetic average of two (2) valuations (in form and substance acceptable to the Agent) of that Vessel addressed to the Agent certifying the value for that Vessel.

"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; or

(b)	the ability of any Obligor to perform its obligations under any Finance Document; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Maximum Loan Amount" means the lesser of (a) $20,000,000 and (b) a sum which, when added to the aggregate amount of the Utilisations advanced and outstanding from time to time, equals 45% of the aggregate Market Value of the Vessels in respect of which Utilisations have been advanced as evidenced by the valuations received by the Agent under Clause 4.1 (Initial conditions precedent) reduced from time to time in accordance with Clause 5.6 (Reduction of Maximum Loan Amount) and/or Clause 7.1.3 (Illegality) and/or Clause 7.5 (Mandatory prepayment on sale or Total Loss) and/or Clause 10.3 (Cost of funds).

"MDR" means the International Tax Enforcement (Disclosable Arrangements) Regulations 2023 SI 2023 No. 38.

"Month" means, in relation to an Interest Period (or any other period for the accrual of commission or fees) a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to (c) below) if the numerically corresponding day in the calendar month in which that period is to end is not a Business Day, that period shall end on the next Business Day in that calendar month if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgages" means first preferred mortgages over the Vessels.

"New Lender" has the meaning given to that term in Clause 25.1 (Assignments and transfers by the Lenders).

"Non-Consenting Lender" has the meaning given to that term in Clause 37.6.4 (Replacement of Lender).

"Obligor" means each Borrower, each Guarantor, the Managers or any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness.

"Operating Expenses" means expenses properly and reasonably incurred by a Borrower in connection with the operation, employment, maintenance, repair and insurance of a Vessel.

"Original Guarantor's Shareholder" means the person or persons identified in the Identity Letter.

"Original Financial Statements" means the audited consolidated financial statements of the Original Guarantor for the financial year ended 31 December 2022.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor.

"Overseas Regulations" has the meaning given to that term in Clause 20.1.27 (Overseas companies).

"Parallel Debt" means any amount which an Obligor owes to the Security Agent under Clause 27.14 (Parallel Debt (Covenant to pay the Security Agent)) or under that Clause as incorporated by reference or in full in any other Finance Document.

"Party" means a party to this Agreement.

"Permitted Disposal" means any sale, lease, licence, transfer or other disposal:

(a)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(b)	of obsolete or redundant equipment for cash;

(c)	arising as a result of any Permitted Encumbrance; and

(d)	of a Vessel in accordance with this Agreement.

"Permitted Encumbrance" means:

(a)	any Transaction Encumbrance;

(b)	any Encumbrance which has the prior written approval of the Agent;

(c)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by an Obligor; or

(d)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal.

"Prepayment Date" has the meaning given to that term in Clause 7.5.1.

"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

"Quasi-Security" has the meaning given to that term in Clause 23.9 (Negative pledge).

"Quotation Day" means, in relation to a Term SOFR Utilisation, in relation to any period for which an interest rate is to be determined: two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Reduction Date" means each date falling at consecutive intervals of three (3) Months after the first Utilisation Date.

"Reference Rate" means:

(a)	in relation to a Term SOFR Utilisation, in relation to any Utilisation:

(i)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period for that Utilisation; or

(ii)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero; and

(b)	in relation to Compounded SOFR Utilisation, in relation to any Interest Period of a Utilisation, the percentage rate per annum which is the Cumulative Compounded RFR Rate for that Interest Period.

"Reference Rate Supplement" means a document which:

(a)	is agreed in writing by the Borrowers and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Borrowers and each Finance Party.

"Reference Rate Terms" means the terms set out in Schedule 9 (Reference Rate Terms) or in any Reference Rate Supplement.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Documents" means the Finance Documents, the Management Agreements, the Managers' Undertakings, each Obligor's constitutional documents.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset (other than a Vessel) subject to or intended to be subject to a Security Document to be executed by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Market" means the market specified as such in the Reference Rate Terms.

"Repeating Representations" means each of the representations set out in Clause 20.1.1 (Status) to Clause 20.1.6 (Governing law and enforcement), Clause 20.1.10 (No default) to Clause 20.1.19 (Pari passu ranking), Clause 20.1.23 (No immunity), Clause 20.1.24 (Money laundering), Clause 20.1.27 (Overseas companies) and Clause 20.1.26 (Valuations).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"RFR" means the rate specified as such in the Reference Rate Terms.

"RFR Banking Day" means any day specified as such in the Reference Rate Terms.

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)
imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Obligor, any other member of the Group or any Affiliate is legally bound to comply with the foregoing; or

(b)
otherwise imposed by any law or regulation by which any Obligor, any other member of the Group or any Affiliate of any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Obligor, any other member of the Group or any Affiliate of any of them.

"Sanctions Event" means:

(a)	a breach by an Obligor of any obligations under Clause 23.26 (Sanctions); or

(b)	an Obligor is or becomes a Prohibited Person.

"Secured Parties" means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

"Security Assets" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Encumbrances.

"Security Documents" means the Mortgages, the Assignments, each Guarantee, the Account Security Deed, the Managers' Undertakings, the Hedging Security Deeds or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

"Security Property" means:

(a)	the Transaction Encumbrances expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of such Transaction Encumbrances;

(b)
all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Indebtedness to the Security Agent as trustee for the Secured Parties and secured by the Transaction Encumbrances together with all representations and warranties expressed to be given by an Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties; and

(c)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Manager" means Unitized Ocean Transport Limited a company incorporated under the law of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time (such approval not to be unreasonably withheld) as the technical manager of a Vessel.

"Term SOFR" means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Term SOFR Utilisation" has the meaning given to it in Clause 8.1 (Calculation of interest – Term SOFR Utilisation).

"Termination Date" means the date falling five (5) years from the signing date of this Agreement.

"Total Commitments" means the aggregate of the Commitments.

"Total Debt" means, at any time during the Facility Period, the aggregate amount of the Financial Indebtedness all the members of the Group at that time as shown in the Original Guarantor's latest financial statements delivered to the Agent pursuant to Clause 21.1 (Financial statements).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessel is released and returned to the possession of the relevant Borrower or the Charterer within 30 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Total Loss Date" means, in relation to the Total Loss of a Vessel:

(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)	in the case of a constructive, arranged, agreed or compromised Total Loss of that Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Vessel's insurers in which the insurers agree to treat that Vessel as a Total Loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Agent (acting reasonably) that the event constituting the Total Loss occurred.

"Transaction Encumbrances" means the Encumbrances created or evidenced or expressed to be created or evidenced under the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means a day other than:

(a)	a Saturday or Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means any one amount advanced or to be advanced pursuant to a Utilisation Request or, where the context permits, the amount advanced and for the time being outstanding.

"Utilisation Date" means the date on which the relevant Utilisation is advanced under Clause 5 (Advance).

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"Value Adjusted Equity Ratio" means the amount of the Original Guarantor's total shareholders' equity as reflected in the most recent Accounting Information adjusted by the difference between the Fleet Market Value and the book value of the Fleet Vessels divided by market value adjusted total assets, as evidenced by the latest financial statements.

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (b), or imposed elsewhere.

"Vessels" means the following vessels, and everything now or in the future belonging to them on board and ashore, currently registered under the respective flags set out below in the ownership of the respective Borrowers set out below:

Name of Vessel	IMO no	Flag	Year Built	Borrower
"BLUE MOON"	9524994	Republic of the Marshall Islands	2011	Borrower A	"Vessel A"
"BRIOLETTE"	9524982	Republic of the Marshall Islands	2011	Borrower B	"Vessel B"

"VTL Coverage" has the meaning given to that term in Clause 18.1 (VTL Coverage).

"Working Capital" means the consolidated current assets minus the consolidated current liabilities (next year's instalment on long-term debt and subordinated shareholder loans shall be excluded from the current liabilities).

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:

1.2.1
any "Lender", any "Borrower", any "Obligor", any "Guarantor", the "Bookrunner", the "Agent", any "Hedge Counterparty", any "Secured Party", the "Security Agent", any "Finance Party" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

1.2.2	"assets" includes present and future properties, revenues and rights of every description;

1.2.3
Lender's "cost of funds" in relation to its participation in a Utilisation is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Utilisation for a period equal in length to the Interest Period of that Utilisation;

1.2.4
a "Finance Document", a "Security Document", a "Relevant Document" or any other agreement or instrument is a reference to that Finance Document, Security Document, Relevant Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

1.2.5	a "group of Lenders" includes all the Lenders;

1.2.6
"guarantee" means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.7	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.2.9
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.10	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

1.2.11	a time of day (unless otherwise specified) is a reference to London time.

1.3
Rate for a period equal in length   The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.4	Headings Section, Clause and Schedule headings are for ease of reference only.

1.5
Defined terms   Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	Default A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

1.7	Reference to a page or screen A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

1.7.1	any replacement page of that information service which displays that rate; and

1.7.2	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrowers.

1.8	Reference to a Central Bank Rate A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

1.9	Reference Rate Supplement Any Reference Rate Supplement overrides anything in:

1.9.1	Schedule 9 (Reference Rate Terms); or

1.9.2	any earlier Reference Rate Supplement.

1.10	Compounding Methodology Supplement A Compounding Methodology Supplement relating to the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

1.10.1	Schedule 10 (Cumulative Compounded RFR Rate), as the case may be;

1.10.2	any earlier Compounding Methodology Supplement.

1.11	Currency symbols and definitions "$", "USD" and "dollars" denote the lawful currency of the United States of America.

1.12	Third party rights

1.12.1
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.12.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.12.3
Any Receiver, Delegate or any person described in Clause 27.11.2 (Exclusion of liability) may, subject to this Clause 1.12 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.13
Offer letter   This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their representatives before the date of this Agreement.

1.14	Contractual recognition of bail-in

1.14.1	In this Clause 1.14:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.14.2
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

1.15	Sanctions

1.15.1	In this Clause 1.15:

"Restricted Lender" means a Lender that notifies the Agent to the effect that the Sanctions Provisions will apply for its benefit according to this Clause 1.15.

"Sanctions Provisions" means the representations and warranties given in Clause 20.1.25 (Sanctions) and the undertakings given in Clause 23.26 (Sanctions).

1.15.2
The Sanctions Provisions shall only apply for the benefit of a Lender to the extent that the making, the receiving of the benefit of and/or, where applicable, the repetition of these representations and warranties, and the compliance with these undertakings do not result in a violation of or conflict with:

(a)
any provision of Council Regulation (EC) 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom;

(b)
if applicable, any provision of Council Regulation (EC) 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (as it forms part of the domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act) and any provisions of the Sanctions and Anti-Money Laundering Act 2018;

(c)	if applicable, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 of No.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)); or

(d)	any similar applicable anti-boycott law or regulation.

1.15.3
In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to this Clause 1.15, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the relevant Lenders has been obtained or whether the determination or direction by the relevant Lenders has been made.

1.15.4	Any amendment, waiver, determination or direction relating to any part of this Clause 1.15 will be subject to the consent of each Restricted Lender.

Section 2	The Loan

2	The Loan

2.1
Amount   Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers on a joint and several basis a revolving credit in an aggregate amount not exceeding the Maximum Loan Amount at any one time.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.2.3.  The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Loan or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.2.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3	Purposes

3.1
Purposes   The Borrowers shall apply the Loan first towards payment of the existing indebtedness in respect of each Vessel under the Existing Loan Agreement and second towards payment of their general corporate and working capital requirements.

3.2	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

4.1.1
The Finance Parties will only enter into this Agreement if, on or before the date of this Agreement, the Agent has received all of the documents and other evidence listed in Part I (Initial Conditions Precedent) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent.

4.1.2
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to the advance of a Utilisation if, on or before the relevant Utilisation Date, the Agent has received all of the documents and other evidence listed in Part II (Initial Utilisation Conditions precedent) of Schedule 2 (Conditions Precedent and Subsequent) in relation to the first Utilisation or Part III (Subsequent Utilisation Conditions precedent) of Schedule 2 (Conditions Precedent and Subsequent) in relation to a Utilisation other than the first Utilisation in form and substance satisfactory to the Agent.  The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.1.3
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 4.1.1, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent The Lenders will only be obliged to advance a Utilisation if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the advance of that Utilisation; and

4.2.2	the representations made by each Borrower and each Guarantor under Clause 20 (Representations) are true.

4.3	Conditions subsequent The Borrowers undertake to deliver or to cause to be delivered to the Agent within the earlier of:

4.3.1	the time limits set out in Part IV (Conditions subsequent) of Schedule 2 (Conditions Precedent and Subsequent); and

4.3.2	15 days after each Utilisation Date,

the documents and other evidence listed in Part IV (Conditions subsequent) of Schedule 2 (Conditions Precedent and Subsequent).

4.4
No waiver   If the Lenders agree to advance a Utilisation to the Borrowers before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than 30 days after the relevant Utilisation Date or such other date specified by the Agent (acting on the instructions of all the Lenders).

The advance of a Utilisation under this Clause 4.4 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).

4.5	Form and content All documents and evidence delivered to the Agent under this Clause shall:

4.5.1	be in form and substance acceptable to the Agent; and

4.5.2	if required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4.6
Vessel specified   References in Schedule 2 (Conditions Precedent and Subsequent) to "the Vessel" or to any person, document or date relating to a Vessel shall be deemed to relate solely to the Vessel specified in the relevant Utilisation Request or to any person, document or date relating to that Vessel respectively.

Section 3	Utilisation

5	Advance

5.1
Delivery of a Utilisation Request   The Borrowers may request a Utilisation to be advanced by delivery to the Agent of a duly completed Utilisation Request not more than ten Business Days before the proposed Utilisation Date and not later than 11.00 am (London time) three Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	it is signed by an authorised signatory of each Borrower;

5.2.2	the proposed Utilisation Date is a Business Day within the Availability Period; and

5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount The currency specified in a Utilisation Request must be dollars.

5.4	Lenders' participation

5.4.1
Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), each Lender shall make its participation in any Utilisation available by the relevant Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender's participation in any Utilisation will be equal to the proportion borne by its Commitment to the Total Commitments.

5.5	Utilisation limit The Lenders will only be obliged to advance a Utilisation if:

5.5.1	no other Utilisation has been made on the same Business Day;

5.5.2	that Utilisation will not result in there being more than 4 (four) Utilisations outstanding at any one time;

5.5.3	that Utilisation is not less than $1,000,000; and

5.5.4	that Utilisation will not increase the outstanding amount of the Loan to a sum in excess of the Maximum Loan Amount.

5.6	Reduction of Maximum Loan Amount The Maximum Loan Amount:

5.6.1	shall be reduced on each Reduction Date by $833,332; and

5.6.2
may (in addition to any reduction under Clause 5.6.1) be voluntarily reduced by the Borrowers by $833,332 or an integral multiple of that amount with effect from any Business Day by written notice to the Agent given not fewer than 30 days prior to that Business Day, which notice shall be irrevocable.

5.7	Cancellation of Commitment The Total Commitments shall be cancelled at the end of the Availability Period to the extent that they are unutilised at that time.

Section 4	Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment of each Utilisation The Borrowers shall repay each Utilisation on the last day of the Interest Period in respect of that Utilisation.

6.2	Application of new Utilisations Without prejudice to the Borrowers' obligation under Clause 6.1 (Repayment of each Utilisation), if:

6.2.1	one or more Utilisations are to be made available to the Borrowers:

(a)	on the same day that a maturing Utilisation is due to be repaid by the Borrowers; and

(b)	in whole or in part for the purpose of refinancing the maturing Utilisation; and

6.2.2
the proportion borne by each Lender's participation in the maturing Utilisation to the amount of that maturing Utilisation is the same as the proportion borne by that Lender's participation in the new Utilisations to the aggregate amount of those new Utilisations, the aggregate amount of the new Utilisations shall, unless the Borrowers notify the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Utilisation so that:

(a)	if the amount of the maturing Utilisation exceeds the aggregate amount of the new Utilisations:

(i)	the Borrowers will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(ii)
each Lender's participation in the new Utilisations shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender's participation in the maturing Utilisation and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Utilisation; and

(b)	if the amount of the maturing Utilisation is equal to or less than the aggregate amount of the new Utilisations:

(i)	the Borrowers will not be required to make a payment under Clause 31.1 (Payments to the Agent); and

(ii)
each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Utilisations only to the extent that its participation in the new Utilisations exceeds that Lender's participation in the maturing Utilisation and the remainder of that Lender's participation in the new Utilisations shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender's participation in the maturing Utilisation.

6.3	Reborrowing Amounts of the Loan which are repaid or prepaid shall be available for reborrowing in accordance with Clause 4 (Conditions of Utilisation) prior to the end of the Availability Period.

7	Illegality, Prepayment and Cancellation

7.1
Illegality   If in any applicable jurisdiction it becomes unlawful (other than by reason of Sanctions) for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

7.1.3
to the extent that the Lender's participation has not been transferred pursuant to Clause 37.6 (Replacement of Lender), the Borrowers shall repay that Lender's participation in any Utilisation on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Maximum Loan Amount shall be reduced by the amount of that Lender's Commitment in the Loan.

7.2
Voluntary cancellation   The Borrowers may, if they give the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $416,666) of the undrawn amount of the Loan.  Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment of Utilisations

7.3.1
The Borrowers may prepay the whole or any part of a Utilisation (but, if in part, being an amount that reduces that Utilisation by a minimum amount of $416,666 an amount which is an integral multiple of $416,666) subject the following condition: they give the Agent not less than three (3) RFR Banking Days' (or such shorter period as the Majority Lenders and the Agent may agree) prior written notice.

7.3.2
If a Borrower fully prepays the Utilisations that correspond to the Indebtedness of that Borrower for the relevant Vessel, the relevant Vessel's mortgage shall be discharged, and the respective Borrower and the respective Managers shall be released from all obligations under this Agreement and the relevant Manager's Undertaking(s), provided that: (a) no Event of Default has occurred and (b) the aggregate Market Value of the remaining Vessel is at least 135% of the outstanding Utilisations following such prepayment.

7.4	Right of cancellation and prepayment in relation to a single Lender

7.4.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2.3 (Tax gross-up); or

(b)	any Lender claims indemnification from a Borrower or a Guarantor under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrowers may, while the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and their intention to procure the repayment of that Lender's participation in each Utilisation.

7.4.2	On receipt of a notice referred to in Clause 7.4.1 in relation to a Lender, the Commitment(s) of that Lender shall be immediately reduced to zero.

7.4.3
On the last day of the Interest Period in respect of each Utilisation which ends after the Borrowers have given notice under Clause 7.4.1 in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

7.5	Mandatory prepayment on sale or Total Loss

7.5.1	In this Agreement, "Prepayment Date" means:

(a)	in the case of the sale of a Vessel, the time at and date on which the sale is completed; and

(b)	in the case of a Total Loss of a Vessel, the earlier of (i) the date falling 120 days after the Total Loss Date and (ii) the date on which the proceeds of any such Total Loss are realised.

7.5.2	If a Vessel is sold by a Borrower or becomes a Total Loss:

(a)
on the relevant Prepayment Date the Maximum Loan Amount shall be reduced by an amount equivalent to the same proportion of the Loan then outstanding as the Market Value of that Vessel bears to the aggregate of the Market Value of all the Vessels and the value of any additional security for the time being provided under Clause 18.1 (Additional security) (such values to be determined in accordance with Clause 18.1 (Additional security));

(b)
the Borrowers shall, simultaneously with that reduction, prepay one or more outstanding Utilisations to the extent required to ensure that the aggregate amount of the Utilisations outstanding does not exceed the reduced Maximum Loan Amount; and

(c)
the Borrowers shall on the relevant Prepayment Date pay any additional amount that is required to ensure that the Borrowers remain in compliance with the VTL Coverage as calculated on the relevant Prepayment Date and excluding, for the purpose of this calculation, the Vessel sold or that has become a Total Loss.

7.5.3	For the purpose of Clause 7.5.2, the determination of the VTL Coverage will be based on:

(a)	the last valuations of the remaining Vessels obtained by the Agent pursuant to Clause 18.2 (Provision of valuations); or

(b)
if such last valuations predate the relevant Prepayment Date by more than three months, new valuations to be obtained by the Agent pursuant to Clause 18.2 (Provision of valuations) on or before the relevant Prepayment Date.

7.6
Application of Hedge Reduction Proceeds   Any Hedge Reduction Proceeds arising as a result of any prepayment or cancellation of a Utilisation under this Clause 7 (Illegality, Prepayment and Cancellation) shall be applied on the final day of the Interest Period for that Utilisation in or towards repayment of that Utilisation.

7.7
Mandatory prepayment on reduction of Maximum Loan Amount   If the Maximum Loan Amount is reduced in accordance with Clause 5.6 (Reduction of Maximum Loan Amount) to an amount which is less than the aggregate amount of the Utilisations then outstanding, the Borrowers shall, simultaneously with that reduction, prepay one or more outstanding Utilisations to the extent required to ensure that the aggregate amount of the Utilisations outstanding does not exceed the reduced Maximum Loan Amount.

7.8
Right of cancellation in relation to a Defaulting Lender   If any Lender becomes a Defaulting Lender, the Borrowers may, at any time while the Lender continues to be a Defaulting Lender, give the Agent 30 Business Days' notice of cancellation of the Commitment of that Lender.  On that notice becoming effective, the Commitment of the Defaulting Lender shall be immediately reduced to zero.  The Agent shall as soon as practicable after receipt of that notice notify all the Lenders.

7.9	Mandatory Prepayment - Change of Control

If:

7.9.1
the Original Guarantor's Shareholder or any company controlled directly or indirectly by the Original Guarantor's Shareholder ceases to hold directly (legally and beneficially) at least 15 per cent of the issued share capital and voting rights on the Original Guarantor;

7.9.2
without the prior written consent of the Agent (acting on the instructions of all the Lenders) any person or group of persons acting in concert have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors of the Original Guarantor or acquires 1/3 or more of the voting and/or common shares in the Original Guarantor other than:

(a)	the Original Guarantor's Shareholder; or

(b)	any company controlled directly or indirectly by the Original Guarantor's Shareholder; or

7.9.3	the Original Guarantor ceases to be the sole shareholder of any Borrower,

then:

(a)	the Borrowers shall promptly notify the Agent upon becoming aware of that event; and

(b)	subject to:

(i)	any Lender so requiring (such a Lender, an "Outgoing Lender"); and

(ii)	the Agent giving no less than 3 Business Days' notice to the Borrower,

the Commitment of that Outgoing Lender will be immediately cancelled and the Borrowers shall repay within 45 days thereafter that Outgoing Lender's participation in each Utilisation.

7.10
Mandatory prepayment   Any prepayment under Clauses 7.1 (Illegality), 7.5 (Mandatory prepayment on sale or Total Loss) and 7.9 (Mandatory Prepayment – Change of Control) shall be applied on a "pro rata basis", in inverse order of maturity, or in order of maturity, at the Borrowers' option.

7.11	Restrictions

7.11.1
Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

7.11.2
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to (a) any Break Costs and (b) any amounts payable under the Hedging Agreements in connection with that prepayment, without premium or penalty.

7.11.3	The Borrowers shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.11.4	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.11.5	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Borrowers or the affected Lender and/or the Hedge Counterparties, as appropriate.

Section 5	Costs of Utilisation

8	Interest

8.1	Calculation of interest – Term SOFR Utilisation

8.1.1	The rate of interest on each Utilisation for each Interest Period in respect of that Utilisation is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

8.1.2
If any day during the Interest Period for a Utilisation is not an RFR Banking Day, the rate of interest on that Utilisation for that day will be the rate applicable to the immediately preceding RFR Banking Day.

8.2	Calculation of interest – Compounded SOFR Utilisation

The rate of interest on each Utilisation for each relevant Interest Period is the percentage rate per annum which is the aggregate of:

8.2.1	The Margin; and

8.2.2	The Reference Rate.

8.3
Payment of interest   The Borrowers shall pay accrued interest on each Utilisation on the last day of the Interest Period in respect of that Utilisation (and, if the Interest Period is longer than six (6) Months, on the dates falling at intervals of three (3) Months on the last day of that Interest Period).

8.4	Hedging

8.4.1	On or before the first Utilisation Date, the Borrowers may (but are not obliged to) enter into and, if they do so, shall thereafter maintain Hedging Agreements in accordance with this Clause 8.4.

8.4.2

(a)	The aggregate notional amount of the transactions in respect of the Hedging Agreements shall be at least 25% of the relevant Utilisation.

(b)	Each Hedging Agreement shall:

(i)	be with a Hedge Counterparty;

(ii)	be for a term ending on the Termination Date to occur under this Agreement;

(iii)	have settlement dates coinciding with the relevant Interest Payment Dates; and

(iv)	be based on the 2002 ISDA Master Agreement and otherwise in form and substance satisfactory to the Agent.

(c)
The rights of each Borrower under the Hedging Agreements to which it is a party shall be assigned in favour of the Security Agent pursuant to a Hedging Security Deed. Notwithstanding section 7 of the Hedging Agreements, each Hedge Counterparty hereby agrees and consents to the assignment by each Borrower of its interests under the Hedging Agreements to which it is a party (and for the avoidance of doubt, without prejudice to, and after giving effect to, the operation of any payment or close-out netting pursuant to section 2(c) or 6(e) of any such Hedging Agreements).

8.4.3

(a)	The parties to each Hedging Agreement must comply with the terms of that Hedging Agreement.

(b)
The parties to a Hedging Agreement may amend, supplement, extend or waive the terms of such Hedging Agreement provided that such amendment, supplement, extension or waiver does not give rise to a conflict with any provision of this Agreement.

8.4.4

(a)	If:

(i)	at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds 100% of the relevant Utilisation; or,

(ii)
as a result of a prepayment or cancellation in part pursuant to Clause 7 (Illegality, Prepayment and Cancellation), the aggregate notional amount of the transactions in respect of the Hedging Agreements will exceed 100% of the relevant Utilisation, a Borrower or a Hedge Counterparty may (or, at the request of the Agent, must) reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Agent so that it no longer exceeds or will not exceed 100% of the relevant Utilisation outstanding at that time or on the date of such prepayment or cancellation.

(b)	Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with Clause 8.4.4(a) will be apportioned as between those transactions pro rata.

8.4.5	A Hedge Counterparty may not terminate or close out any transactions in respect of any Hedging Agreement (in whole or in part) except:

(a)	to the extent necessary to comply with Clause 8.4.4;

(b)	if a Hedging Force Majeure has occurred in respect of the relevant Borrower;

(c)	if the Indebtedness (other than in respect of the Hedging Agreements) has been unconditionally and irrevocably paid and discharged in full;

(d)
if the relevant Borrower does not pay on the due date any amount payable by it under a Hedging Agreement to which it is a party at the place at and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)
payment is made within two Business Days of its due date (in the case of Clause 24.1.1(a) (Non-payment)) or within two Business Days of its due date (in the case of Clause 24.1.1(a) (Non-payment)) payment is made within two Business Days of its due date.

(e)	if the Agent serves notice under Clause 24.2.1(b) (Acceleration) or, having served notice under Clause 24.2.1(c) (Acceleration), makes a demand; or

(f)	in the case of any other termination or closing out by a Hedge Counterparty, with the consent of the Agent.

8.4.6
If a Hedge Counterparty terminates or closes out a transaction in respect of a Hedging Agreement (in whole or in part) in accordance with Clause 8.4.5(b), Clause 8.4.5(c), Clause 8.4.5(d) or Clause 8.4.5(e), it shall promptly notify the Agent of that termination or close out.

8.4.7
If a Hedge Counterparty is entitled to terminate or close out any transaction in respect of any Hedging Agreement under Clause 8.4.5(f), such Hedge Counterparty shall promptly terminate or close out such transaction following a request to do so by the Security Agent.

8.4.8
To the extent that the relevant Utilisation is to be cancelled, prepaid or repaid in full, any Hedge Reduction Proceeds arising as a result of any termination or close out in full of any Hedging Agreement shall be paid to the Security Agent for application in accordance with Clause 31.5 (Partial payments) or Clause 28 (Application of Proceeds) (as applicable).

8.4.9
A Hedge Counterparty may only suspend making payments due under a transaction in respect of a Hedging Agreement if a Borrower is in breach of its payment obligations under any transaction in respect of that Hedging Agreement and has not remedied such failure to pay within the timeframe specified in Clause 8.4.5(d).  Nothing in this Clause 8.4.9 shall constitute a waiver by such Hedge Counterparty of any rights that it may have under any Hedging Agreement.

8.4.10	The Security Agent shall not be liable for the performance of any of a Borrower's obligations under a Hedging Agreement.

8.5
Default interest   If a Borrower or a Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.5 shall be immediately payable by the Borrower or the Guarantor on demand by the Agent.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.6	Notifications

8.6.1	The Agent shall promptly upon an Interest Payment being determinable, notify:

(a)	the Borrowers of that Interest Payment;

(b)	each relevant Lender of the portion of that Interest Payment which relates to that Lender's participation in the relevant Utilisation; and

(c)	for a Compounded SOFR Utilisation the Lenders and the Borrowers of:

(i)
the determination of the total amount of accrued interest that relates to a Utilisation (or, in the case of a Lender, relates to its participation in a Utilisation) and is, or is scheduled to become, payable under any Finance Document;

(ii)	the applicable rate of interest for each day relating to the determination of that Interest Payment; and

(iii)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Utilisation.

(d)	for a Term SOFR Utilisation the determination of a rate of interest under this Agreement.

This Clause 8.6.1 shall not apply to any Interest Payment determined pursuant to Clause 10.3 (Cost of funds).

8.6.2	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest relating to a Utilisation to which Clause 10.3 (Cost of funds) applies.

8.6.3	The Agent shall promptly notify the Borrowers of each Funding Rate relating to a Utilisation.

8.6.4	This Clause 8.6 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

8.7	Calculation of accrued interest

In relation to Compounded SOFR Utilisation, if, pursuant to this Agreement, any accrued interest on all or part of a Utilisation becomes payable prior to the last day of an Interest Period for that Utilisation, that Interest Period shall:

8.7.1
for the purposes of calculating that accrued interest only, and in relation only to such part of that Utilisation to which that accrued interest relates, be treated as ending on the day on which that accrued interest becomes payable pursuant to this Agreement; and

8.7.2	for all other purposes under this Agreement, continue to end, and shall be treated as ending, on the last day of that Interest Period.

9	Interest Periods

9.1	Selection of Interest Periods The Borrowers may select in a written notice to the Agent the duration of the Interest Period for each Utilisation subject as follows:

9.1.1	each notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 9.30 a.m. on the day preceding the first day of the Interest Period for the relevant Utilisation;

9.1.2	if the Borrowers fail to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clause 9.2 (Non-Business Days), be three (3) Months;

9.1.3
subject to this Clause 9, the Borrowers may select an Interest Period of one (1) or three (3) Months or any other period agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders);

9.1.4	an Interest Period shall not extend beyond the Termination Date; and

9.1.5	each Interest Period shall start on the Utilisation Date in respect of the Utilisation and end on the date which numerically corresponds to the Utilisation Date in the relevant Month.

9.2
Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Unavailability of Term SOFR If no Term SOFR is available for the Interest Period of a Utilisation, the applicable Reference Rate shall be the Cumulative Compounded RFR Rate for that Utilisation.

10.2
Market disruption   If the Agent receives notifications from a Lender or Lenders (whose participations in that Utilisation exceed 50% of that Utilisation) that its cost of funds relating to its participation in that Utilisation would be in excess of that Market Disruption Rate, then Clause 10.3 (Cost of funds) shall apply to that Utilisation for the relevant Interest Period.

10.3	Cost of funds

10.3.1
If this Clause 10.3 applies to a Utilisation for an Interest Period, then Clause 8.1 (Calculation of interest) shall not apply to that Utilisation for that Interest Period and the rate of interest on each Lender's share of that Utilisation for that Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable to be that which expresses as a percentage rate per annum that Lender's cost of funds relating to its participation in the relevant Utilisation.

10.3.2
If this Clause 10.3 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.3	Any alternative basis agreed pursuant to Clause 10.3.2 shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

10.3.4	If an alternative basis is not agreed pursuant to Clause 10.3.2, the rate of interest shall continue to be determined in accordance with Clause 10.3.1.

10.4	Break Costs

10.4.1
The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Utilisation or Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for that Utilisation or Unpaid Sum.

10.4.2
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

11	Fees

11.1
Commitment Fee   The Borrowers shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of 35% of the Margin per annum on the undrawn amount of the Maximum Loan Amount for the Availability Period.

The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period, (on the cancelled amount of the relevant Lender's Commitment) at the time the cancellation is effective and at any earlier date upon which the Commitments are fully utilised.

11.2	Arrangement fee The Obligors shall pay to the Agent an arrangement fee in the amount and at the times agreed in the Fee Letter.

Section 6	Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:

"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)
where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in  Schedule 1 (The Parties) and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(b)
where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender and is filed with HM Revenue & Customs within 30 days of the relevant Transfer Date.

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)
a Lender which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Lender which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	a Treaty Lender.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.

Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Borrower and each Guarantor shall (and shall procure that each other Obligor will) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	A payment shall not be increased under Clause 12.2.3 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(a)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the relevant Lender is a Qualifying Lender solely by virtue of (b) of the definition of "Qualifying Lender" and:

(i)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the relevant Lender is a Qualifying Lender solely by virtue of (b) of the definition of "Qualifying Lender" and:

(i)	the relevant Lender has not given a Tax Confirmation to the Borrowers; and

(ii)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrowers, on the basis that the Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(d)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under Clause 12.2.7 or Clause 12.2.8 (as applicable).

12.2.5
If an Obligor is required to make a Tax Deduction, the relevant Borrower or Guarantor shall (and, in the case of any other Obligor, the Borrowers and each Guarantor shall procure that such other Obligor will) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower or Guarantor making that Tax Deduction shall (and, in the case of any other Obligor, the Borrowers and each Guarantor shall procure that such other Obligor will) deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7

(a)
Subject to (b), a Treaty Lender and each Borrower or Guarantor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower or Guarantor to obtain authorisation to make that payment without a Tax Deduction.

(b)

(i)
A Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The Parties); and

(ii)
a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to (a).

12.2.8	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Clause 12.2.7(b) and:

(a)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(b)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(i)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(ii)	HM Revenue & Customs has not given that Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or

(iii)	HM Revenue & Customs has given that Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, that Borrower has notified that Lender in writing, that Lender and that Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

12.2.9
If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Clause 12.2.7(b), no Borrower or Guarantor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

12.2.10	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

12.2.11	A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Borrowers by entering into this Agreement.

12.2.12	A UK Non-Bank Lender shall promptly notify the Borrowers and the Agent if there is any change in the position from that set out in the Tax Confirmation.

12.3	Tax indemnity

12.3.1
Each Borrower and each Guarantor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 (Tax gross-up) applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

12.3.3
A Protected Party making, or intending to make a claim under Clause 12.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.3.4	A Protected Party shall, on receiving a payment from a Borrower or a Guarantor under this Clause 12.3, notify the Agent.

12.4	Tax Credit If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made.

12.5
Lender status confirmation   Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

12.5.1	not a Qualifying Lender;

12.5.2	a Qualifying Lender (other than a Treaty Lender); or

12.5.3	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 12.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrowers).  For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

12.6
Stamp taxes   The Borrowers and each Guarantor shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

12.7.1
All amounts expressed to be payable under a Finance Document by any Party or any Obligor to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 12.7.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Obligor under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall (or, where the relevant Obligor is not a Party, the Borrowers and each Guarantor shall procure that such Obligor will) pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the recipient of such supply).

12.7.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this Clause 12.7.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.7.3
Where a Finance Document requires any Party or Obligor to reimburse or indemnify a Finance Party for any cost or expense, that Party shall (or, where the relevant Obligor is not a Party, the Borrowers and each Guarantor shall procure that such Obligor will) reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7.4
Any reference in this Clause 12.7 to any Party or Obligor shall, at any time when such person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994) or any equivalent person in any jurisdiction other than the United Kingdom.

12.7.5
In relation to any supply made by a Finance Party to any Party or Obligor under a Finance Document, if reasonably requested by such Finance Party, that Party shall (or, where the relevant Obligor is not a Party, the Borrowers and each Guarantor shall procure that such Obligor will) promptly provide such Finance Party with details of that person's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.8	FATCA information

12.8.1	Subject to Clause 12.8.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other similar law, regulation, or exchange of information regime.

12.8.2
If a Party confirms to another Party pursuant to Clause 12.8.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.8.3
Clause 12.8.1 shall not oblige any Finance Party to do anything, and Clause 12.8.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.8.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.8.1(a) or 12.8.1(b) (including, for the avoidance of doubt, where Clause 12.8.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8.5
If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(a)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(b)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(c)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(i)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

12.8.6	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 12.8.5 to the Borrowers.

12.8.7
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 12.8.5 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent).  The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrowers.

12.8.8
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 12.8.5 or 12.8.7 without further verification.  The Agent shall not be liable for any action taken by it under or in connection with Clause 12.8.5, 12.8.6 or 12.8.7.

12.9	FATCA Deduction

12.9.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.9.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

13	Increased Costs

13.1
Increased Costs   Subject to Clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, that Finance Party or any of that Finance Party's Affiliates).

In this Agreement:

13.1.1	"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

13.1.2	"CRD IV" means EU CRD IV and UK CRD IV.

13.1.3	"EU CRD IV" means:

(a)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

13.1.4	"UK CRD IV" means:

(a)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act;

(b)
the law of the United Kingdom or any part of it, which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c)
direct EU legislation (as defined in the 2018 Withdrawal Act), which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act.

13.1.5	"Increased Costs" means:

(a)	a reduction in the rate of return from the Loan or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.3.1	attributable to a Tax Deduction required by law to be made by a Borrower or a Guarantor;

13.3.2	attributable to a FATCA Deduction required to be made by a Party;

13.3.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied);

13.3.4	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

13.3.5
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1
Currency indemnity   If any sum due from a Borrower or a Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

14.1.1	making or filing a claim or proof against that Borrower or that Guarantor (as the case may be); or

14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower or that Guarantor (as the case may be) shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Secured Party at the time of its receipt of that Sum.

Each Borrower and each Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

14.2.1	The Borrowers shall, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.2.2
The Borrowers shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 an "Indemnified Person") against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.  Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.2 subject to Clause 1.12 (Third party rights) and the provisions of the Third Parties Act.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(b)	in connection with any Environmental Claim.

14.3	Indemnity to the Agent Each Borrower and each Guarantor jointly and severally shall promptly indemnify the Agent against:

14.3.1	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

14.3.2
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

14.4
Indemnity to the Security Agent   Each Borrower and each Guarantor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

14.4.1	any failure by the Borrowers to comply with their obligations under Clause 16 (Costs and Expenses);

14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

14.4.3	the taking, holding, protection or enforcement of the Transaction Encumbrances;

14.4.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

14.4.5	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

14.4.6
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Encumbrances and the proceeds of the enforcement of the Transaction Encumbrances for all moneys payable to it.

14.5	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

15	Mitigation by the Finance Parties

15.1
Mitigation   Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in all or any part of the Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.  The above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2
Limitation of liability   The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).  A Finance Party is not obliged to take any steps under Clause 15.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1
Transaction expenses   The Borrowers shall promptly on demand pay the Agent, the Security Agent and the Bookrunner the amount of all documented costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

16.1.1	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;

16.1.2	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the date of this Agreement;

16.1.3
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document; and

16.1.4	any discharge, release or reassignment of any of the Security Documents.

16.2
Amendment costs   If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Borrowers shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3
Agent and Security Agent's management time and additional remuneration   Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent) or to the Security Agent under Clause 14.4 (Indemnity to the Security Agent) or to either of them under this Clause 16 or Clause 27.12 (Lenders' indemnity to the Agent and the Security Agent) shall include the cost of utilising the management time or other resources of the Agent or the Security Agent (as the case may be) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or the Security Agent may notify to the Borrowers and the Lenders, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

16.4
Enforcement and preservation costs   The Borrowers shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Encumbrances and any proceedings instituted by or against the Secured Party as a consequence of entering into a Finance Document, taking or holding the Transaction Encumbrances or enforcing those rights including (without limitation) any losses, costs and expenses which that Secured Party may from time to time sustain, incur or become liable for by reason of that Secured Party being mortgagee of a Vessel and/or a lender to a Borrower, or by reason of that Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.5
Other costs   The Borrowers shall, within three Business Days of demand, pay to each Secured Party the amount of all sums which that Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

Section 7	Accounts and Application of Earnings

17	Earnings Accounts

17.1	Maintenance of Earnings Accounts

17.1.1
The Borrowers shall maintain the Earnings Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.1.2	No Borrower shall open any bank account except for an Earnings Account.

17.2	Earnings Each Borrower shall procure that:

17.2.1	all Earnings in respect of its Vessel and any Requisition Compensation in respect of its Vessel are credited to its Earnings Account; and

17.2.2	all payments which become due to the Borrowers under any Hedging Agreements (including any Hedge Reduction Proceeds) are paid in to the Earnings Account.

17.3	Withdrawals

17.3.1
During the Facility Period, sums may be withdrawn from the Earnings Accounts without the prior written consent of the Security Agent, provided that no Event of Default is continuing and no notice has been given to the Borrowers by the Agent that any sums shall not be withdrawn from the Earnings Account.

17.3.2	No Earnings Account shall be overdrawn as a result of a withdrawal made in accordance with this Clause 17.3.

17.4
Additional payments to Earnings Account   If for any reason the amount standing to the credit of the Earnings Accounts is insufficient, the Borrowers shall, without demand, procure that there is credited to the Earnings Accounts, an amount equal to the amount of the shortfall.

17.5	Application of Earnings Account The Borrowers shall procure that there is transferred from the Earnings Account to the Agent for the account of the Finance Parties:

17.5.1	on the due date for repayment of each Utilisation, the amount of that Utilisation; and

17.5.2
on each Interest Payment Date in respect of a Utilisation, the amount of interest due in respect of that Utilisation, (such amount being reduced to the extent of any net payments which are due to the Borrowers under any relevant Hedging Agreements on such Interest Payment Date);

17.5.3	on each Interest Payment Date in respect of a Utilisation, the amount payable by any Borrower to any Hedge Counterparty under any Hedging Agreement on such Interest Payment Date; and

17.5.4	if applicable, on such due date for repayment of a Utilisation, all Hedge Reduction Proceeds paid into the Earnings Account prior to such date,

and the Borrowers irrevocably authorise the Security Agent to instruct the Account Holder to make those transfers on the relevant date.

17.6
Borrowers' obligations not affected   If for any reason the amount standing to the credit of the Earnings Account is insufficient to repay any Utilisation, or to make any payment of interest when due or to pay any amount to any Hedge Counterparty under any Hedging Agreement, the Borrowers' obligation to repay that Utilisation, or to make that payment of interest or to pay that amount to any Hedge Counterparty under any Hedging Agreement shall not be affected.

17.7
Relocation of Earnings Accounts   On and at any time after the occurrence of an Event of Default which is continuing, the Security Agent may without the consent of the Borrowers instruct the Account Holder to relocate any Earnings Account to any other branch of the Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Finance Parties under the Finance Documents.

17.8
Access to information   The Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and the Borrowers irrevocably waive any right of confidentiality which may exist in relation to those records.

17.9
Statements   Without prejudice to the rights of the Security Agent under Clause 17.8 (Access to information), the Borrowers shall procure that the Account Holder provides to the Security Agent, no less frequently than each calendar month during the Facility Period, statements of account (in written or electronic form) showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

18	Additional Security

18.1	VTL Coverage

18.1.1
If at any time the aggregate of (a) the Market Value of the Vessels and (b) the value of any additional security (such value to be (i) the face amount of the deposit (in the case of cash), (ii) determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets other than a vessel), (iii) the Market Value of a vessel (in the case of a vessel), and (iv) determined by the Agent (in all other cases)) for the time being provided to the Security Agent under this Clause 18 is less than 135% of the aggregate of the amount of the Loan then outstanding and the Hedging Close-Out Liabilities (the "VTL Coverage"), the Borrowers shall, within 30 days of the Agent's request, at the Borrowers' option:

(a)	pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

(b)
give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its sole discretion for a value determined in accordance with the first part of this Clause 18.1.1; or

(c)	prepay one or more outstanding Utilisations to the extent required to eliminate the shortfall.

18.1.2	Clause 7.3 (Voluntary prepayment of Utilisations) and Clause 7.11 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 18.1.

18.1.3
If, at any time after the Borrowers have provided additional security in accordance with the Agent's request under this Clause 18.1, the Agent shall determine when testing compliance with the VTL Coverage that all or any part of that additional security may be released without resulting in a shortfall in the VTL Coverage, then, provided that no Default is continuing, the Agent shall instruct the Security Agent to, and the Security Agent shall, release all or any part of that additional security in accordance with the Agent's instructions, but this shall be without prejudice to the Agent's right to make a further request under this Clause 18.1 should the value of the remaining security subsequently merit it.

18.2	Provision of valuations

18.2.1	The Agent shall be entitled to obtain a valuation in evidence of a Market Value for the purpose of testing compliance with Clause 18.1 (VTL Coverage):

(a)	on or about the date falling semi-annually from the first Utilisation Date (in the case of a Vessel);

(b)	on or about the date falling semi-annually from the date a vessel (other than a Vessel) is provided as additional security (in the case of a vessel other than a Vessel); and

(c)	on or before the Prepayment Date, if the last valuation obtained by the Agent before the Prepayment Date pursuant to this Clause 18.2.1 predates the Prepayment Date by more than three months.

18.2.2
Additionally, the Agent shall, at the request of the Lenders, be entitled to obtain a valuation in evidence of a Market Value for the purpose of Clause 18.1 (VTL Coverage) at any time and each such valuation obtained shall be at the expense of the Lenders except where such valuation shows that the Borrowers are not in compliance with the VTL Coverage.

18.2.3	The Agent may at any time after a Default has occurred and is continuing obtain a valuation in evidence of a Market Value.

18.2.4
All valuations referred to in this Clause 18.2, except where specified in Clause 18.2.2, and all valuations to be obtained pursuant to Clause 4 (Conditions of Utilisation) shall be obtained at the cost and expense of the Borrowers and the Borrowers shall within three Business Days of demand by the Agent pay to the Agent the amount of all such costs and expenses.

19	Guarantee and Indemnity

19.1	Guarantee and indemnity Each Guarantor irrevocably and unconditionally jointly and severally:

19.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

19.1.2
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.3
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2
Continuing Guarantee   This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3
Reinstatement   If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4
Waiver of defences   The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19.4, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

19.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

19.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other member of the Group;

19.4.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

19.4.5
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

19.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

19.4.7	any insolvency or similar proceedings.

19.5
Guarantor intent   Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6
Immediate recourse   Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7
Appropriations   Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

19.7.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

19.7.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.

19.8
Deferral of Guarantors' rights   Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

19.8.1	to be indemnified by an Obligor;

19.8.2	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

19.8.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

19.8.4
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

19.8.5	to exercise any right of set-off against any Obligor; and/or

19.8.6	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

19.9	Additional security This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10
Subordination   Each Guarantor agrees and undertakes with the Finance Parties that all claims of whatsoever nature which it has or may have at any time against any other Obligor or any of its property or assets shall rank after and be in all respects subordinate to any and all claims, whether actual or contingent, which the Finance Parties have or may have at any time against such other Obligor or any of its property or assets and that it will not without the prior written consent of the Agent (acting on the instructions of the Majority Lenders):

19.10.1	demand or accept payment in whole or in part of any moneys owing to it by any other Obligor;

19.10.2
take any steps to enforce its rights to recover any moneys owing to it by any other Obligor and more particularly (but without limitation) take or issue any judicial or other legal proceedings against any other Obligor or any of its property or assets; or

19.11	prove in the liquidation or other dissolution of any other Obligor in competition with a Finance Party.

Section 8	Representations, Undertakings and Events of Default

20	Representations

20.1	Representations Each Borrower and each Guarantor makes the representations and warranties set out in this Clause 20 to each Finance Party.

20.1.1	Status Each of the Obligors:

(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

20.1.2	Binding obligations Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each of the Obligors in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of Clause 20.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

20.1.3	Non-conflict with other obligations The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Relevant Documents do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	the constitutional documents of such Obligor; or

(c)	any agreement or instrument binding upon such Obligor or any of such Obligor's assets or constitute a default or termination event (however described) under any such agreement or instrument.

20.1.4	Power and authority

(a)
Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

20.1.5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)
to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Obligor is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part IV (Conditions subsequent) of Schedule 2 (Conditions Precedent and Subsequent).

20.1.6	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

(b)
Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

20.1.7
Insolvency   No corporate action, legal proceeding or other procedure or step described in Clause 24.1.7 (Insolvency proceedings) or creditors' process described in Clause 24.1.8 (Creditors' process) has been taken or, to the knowledge of any Borrower or any Guarantor, threatened in relation to an Obligor; and none of the circumstances described in Clause 24.1.6 (Insolvency) applies to an Obligor.

20.1.8
No filing or stamp taxes   Under the laws of the Relevant Jurisdictions of each relevant Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of each Mortgage at the Ships Registry where title to the relevant Vessel is registered in the ownership of the relevant Borrower and payment of associated fees, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

20.1.9
Deduction of Tax   None of the Obligors is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)
a Qualifying Lender falling within (a) of the definition of Qualifying Lender; or, except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, a Qualifying Lender falling within (b) of the definition of Qualifying Lender; or

(b)
a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

20.1.10	No default

(a)
No Event of Default and, on the date of this Agreement and each Utilisation Date, no Default is continuing or is likely to result from the advance of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any of the Obligors or to which its assets are subject which has a Material Adverse Effect.

20.1.11	No misleading information Save as disclosed in writing to the Agent prior to the date of this Agreement:

(a)
all material information provided to a Finance Party by or on behalf of any of the Obligors on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)
all other written information provided by any of the Obligors (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.1.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The audited Original Financial Statements fairly represent the Group's financial condition and results of operations during the relevant financial year.

(c)	There has been no material adverse change in the Group's assets, business or financial condition since the date of the Original Financial Statements.

(d)	The Group's most recent financial statements delivered pursuant to Clause 21.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)	fairly represent its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(e)
Since the date of the most recent financial statements delivered pursuant to Clause 21.1 (Financial statements) there has been no material adverse change in the assets, business or financial condition of the Group.

20.1.13	No proceedings

(a)
No litigation, arbitration or administrative proceedings or investigation of or before any court, arbitral body or agency which, if adversely determined, are likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against any of the Obligors.

(b)
No judgment or order of a court, arbitral body or agency which is likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against any of the Obligors.

20.1.14	No breach of laws None of the Obligors has breached any law or regulation which breach has a Material Adverse Effect.

20.1.15	Environmental laws

(a)
Each of the Obligors and each other member of the Group is in compliance with Clause 23.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors or any other member of the Group where that claim has or is likely, if determined against that Obligor or other member of the Group, to have a Material Adverse Effect.

20.1.16	Taxation

(a)	None of the Obligors is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are likely to be, made or conducted against any of the Obligors with respect to Taxes.

(c)	Each of the Obligors is resident for Tax purposes only in its Original Jurisdiction.

20.1.17
Anti-corruption law   Each of the Obligors and, to their knowledge, each other member of the Group and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

20.1.18	No Encumbrance or Financial Indebtedness

(a)	No Encumbrance or Quasi-Security exists over all or any of the present or future assets of any of the Borrowers other than as permitted by the Finance Documents.

(b)	None of the Borrowers has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.1.19
Pari passu ranking   The payment obligations of each of the Obligors under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.1.20	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Obligors:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Obligors.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Obligors by reason only of the execution, performance and/or enforcement of any Finance Document.

20.1.21
Disclosure of material facts   No Borrower is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have changed the decision of a person willing to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

20.1.22	Completeness of Relevant Documents

(a)
The copies of any Relevant Documents provided or to be provided by the Borrowers to the Agent in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents.

(b)
There are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of the Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

(c)	There is no dispute under any of the Relevant Documents as between the parties to any such document.

20.1.23	No immunity No Obligor or any of its assets is immune to any legal action or proceeding.

20.1.24
Money laundering   Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive ((EU) 2015/849) of the European Parliament and of the Council of the European Communities (as it forms part of the domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act).

20.1.25	Sanctions

(a)
None of the Obligors, and to the knowledge of the Obligors, no other member of the Group or any Affiliate of any of them is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person.

(b)
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Each of the Obligors, and to the knowledge of the Obligors, no other member of the Group and each Affiliate of any of them is in compliance with all Sanctions.

20.1.26	Valuations

(a)
All information supplied by an Obligor or (with an Obligor’s knowledge) on its behalf to an Approved Shipbroker for the purposes of a valuation in evidence of a Market Value in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	No Obligor has omitted to supply any information to an Approved Shipbroker in its possession or knowledge which, if disclosed, would adversely affect any such valuation.

(c)
To the best of each Obligor’s knowledge, there has been no change to the factual information supplied in relation to any such valuation between the date such information was supplied and the date of that valuation which renders that information untrue or misleading in any material respect.

20.1.27
DAC6 No transaction contemplated by the Relevant Documents nor any transaction to be carried out in connection with any transaction contemplated by the Relevant Documents (a) meets any hallmark set out in Annex IV of DAC6 or for the purposes of any implementation of DAC6 in any EU member state or (b) constitutes a CRS avoidance arrangement or an opaque offshore structure for the purposes of MDR.

20.2
Repetition   Each Repeating Representation is deemed to be made by each Borrower and each Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date, on the first day of each Interest Period and, in the case of those contained in Clauses 20.1.12(c) and 20.1.12(a) (Financial statements) and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21	Information Undertakings

The undertakings in this Clause 21 remain in force for the duration of the Facility Period.

21.1	Financial statements The Original Guarantor shall supply to the Agent in sufficient copies for all of the Lenders:

21.1.1	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year.

21.1.2
as soon as the same become available, but in any event within 90 days after the end of each quarter during each of its financial years, the unaudited quarterly financial statements for that quarter in the form in which they were published in the relevant press release provided that such form is compliant with the requirements of the US Securities and Exchange Commission.

21.2	Compliance Certificate

21.2.1
The Original Guarantor shall supply to the Agent, with each set of its annual financial statements delivered pursuant to Clause 21.1.1 (Financial statements) and each set of its quarterly financial statements delivered pursuant to Clause 21.1.2 (Financial statements), a Compliance Certificate setting out (in detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date as at which those financial statements were drawn up.

21.2.2	Each Compliance Certificate shall be signed by the chief executive officer of the Original Guarantor.

21.3	Requirements as to financial statements

Each set of financial statements delivered pursuant to Clause 21.1 (Financial statements):

21.3.1	shall be certified by a director of the Original Guarantor as fairly representing its financial condition and operations as at the date as at which those financial statements were drawn up;

21.3.2
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)
sufficient information, in form and substance as may be required by the Agent, to enable the Agent to determine whether Clause 22 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Information: miscellaneous The Original Guarantor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

21.4.1
at the same time as they are dispatched, copies of all documents dispatched by that Borrower to its shareholders generally (or any class of them) or dispatched by that Borrower or any other Obligor to its creditors generally (or any class of them);

21.4.2
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor and which, if adversely determined, are likely to have a Material Adverse Effect;

21.4.3	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Obligor and which is likely to have a Material Adverse Effect;

21.4.4
promptly, such information and documents as the Security Agent may require about the Security Assets and compliance of the Obligors with the terms of any Security Documents (including without limitation cash flow analyses and details of the operating costs of any Vessel); and

21.4.5
promptly on request, such further information regarding the financial condition, assets and operations of any Obligor or any other member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to management of the Group and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may request.

21.5	Notification of default

21.5.1	Each Borrower and each Guarantor shall notify the Agent of any Default and any Sanctions Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

21.5.2
Promptly upon a request by the Agent, each Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	"Know your customer" checks

21.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)
any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 21.6.1(c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 21.6.1(c), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 21.6.1(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.6.2
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.6.3
The Borrowers shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of the intention to request that any other member of the Group becomes an Additional Guarantor pursuant to Clause 26 (Changes to the Obligors).

21.6.4
Following the giving of any notice pursuant to Clause 21.6.3, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such member of the Group to this Agreement as an Additional Guarantor.

22	Financial Covenants

22.1	Minimum liquidity The Original Guarantor shall maintain throughout the Facility Period an aggregate amount of (a) Cash and (b) Cash Equivalents not less than the higher of:

22.1.1	(a) $9,000,000 at all times during the Facility Period for a total five (5) tanker Fleet Vessels plus (b) $500,000 per tanker Fleet Vessel (over and above five (5) tanker Fleet Vessels), if any; and

22.1.2	7.5% of the Total Debt.

22.2	Minimum working capital The Original Guarantor shall maintain Working Capital greater than zero dollars throughout the Facility Period.

22.3	Minimum Equity Ratio The Original Guarantor shall maintain a Value Adjusted Equity Ratio at a minimum of 35%.

23	General Undertakings

The undertakings in this Clause 23 remain in force for the duration of the Facility Period.

23.1	Authorisations Each Borrower and each Guarantor shall promptly:

23.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

23.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable any Obligor to perform its obligations under the Finance Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	enable any Obligor to carry on its business where failure to do so has or is likely to have a Material Adverse Effect.

23.2	Compliance with laws

23.2.1
Each Borrower and each Guarantor shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 23.2.2 applies, and anti-corruption laws, to which Clause 23.5 (Anti-corruption law) applies) failure so to comply has or is likely to have a Material Adverse Effect.

23.2.2
Each Borrower and each Guarantor shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will comply) in all respects with all Sanctions.

23.3	Environmental compliance

Each Borrower and each Guarantor shall:

23.3.1	comply with all Environmental Laws;

23.3.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

23.3.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has a Material Adverse Effect.

23.4	Environmental Claims

Each Borrower and each Guarantor shall promptly upon becoming aware of the same, inform the Agent in writing of:

23.4.1	any Environmental Claim against any of the Obligors or any other member of the Group which is current, pending or threatened; and

23.4.2	any facts or circumstances which are likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or any other member of the Group,

where the claim, if determined against that Obligor or other member of the Group, has or is likely to have a Material Adverse Effect.

23.5	Anti-corruption law

23.5.1
Each Borrower and each Guarantor shall not (and, should they be aware of it, shall procure that no other Obligor or no other member of the Group will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

23.5.2	Each Borrower and each Guarantor shall (and, should they be aware of it, shall procure that each other Obligor and each other member of the Group will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

23.6	Taxation

23.6.1
Each Borrower and each Guarantor shall (and shall procure that each other Obligor and each other member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not likely to have a Material Adverse Effect.

23.6.2	Neither any Borrower nor any Guarantor may (and no other Obligor or other member of the Group may) change its residence for Tax purposes.

23.7
Evidence of good standing   Each Borrower and each Guarantor will from time to time, if applicable and if requested by the Agent, provide the Agent with evidence in form and substance satisfactory to the Agent that each Obligor and each corporate shareholder of an Obligor remains in good standing.

23.8
Pari passu ranking   Each Borrower and each Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.9	Negative pledge

In this Clause 23.9, "Quasi-Security" means an arrangement or transaction described in Clause 23.9.2.

Except as permitted under Clause 23.9.3:

23.9.1	None of the Borrowers shall create nor permit to subsist any Encumbrance over any of its assets.

23.9.2	None of the Borrowers shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

23.9.3	Clauses 23.9.1 and 23.9.2 do not apply to any Encumbrance or (as the case may be) Quasi-Security, which is a Permitted Encumbrance.

23.10	Disposals

23.10.1
Except as permitted under Clause 23.10.2 none of the Borrowers shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

23.10.2	Clause 23.10.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or any time charter or contract of employment in respect of a Vessel.

23.11	Arm's length basis

23.11.1	Except as permitted under Clause 23.11.2, none of the Borrowers shall enter into any transaction with any person except on arm's length terms and for full market value.

23.11.2
The following transactions shall not be a breach of this Clause 23.11: fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent.

23.12	Merger None of the Borrowers shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

23.13	Change of business None of the Borrowers shall make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

23.14	No other business None of the Borrowers shall engage in any business other than the ownership, operation, chartering and management of the relevant Vessel.

23.15	No acquisitions None of the Borrowers shall acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

23.16	No Joint Ventures None of the Borrowers:

23.16.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

23.16.2
transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

23.17	No borrowings None of the Borrowers shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan).

23.18	No substantial liabilities Except in the ordinary course of business, none of the Borrowers shall incur any liability to any third party which is in the Agent's opinion of a substantial nature.

23.19	No loans or credit None of the Borrowers shall be a creditor in respect of any Financial Indebtedness.

23.20	No guarantees or indemnities No Borrower shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

23.21	No dividends

23.21.1	Each Borrower may:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Original Guarantor;

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(e)	issue any new shares in its share capital or resolve to do so,

Provided that no Event of Default has occurred, or would occur as a result of any action referred to in Clause 23.21.1(a) to (e) above.

23.21.2	The Original Guarantor may:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of the Original Guarantor;

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

provided that:

(i)
the cash balances of the Original Guarantor (as evidenced by the latest financial statements) following any action referred to in Clause 23.21.2(a) to (d) above shall not be less than the higher of (A) $8,000,000 and (B) 12.5% of the Total Debt; and

(ii)	no Event of Default has occurred, or would occur as a result of any action referred to in Clause 23.21.2(a) to (d) above.

23.22	People with significant control regime Each Borrower and each Guarantor shall (and shall procure that each other Obligor will):

23.22.1
within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of any Security Document; and

23.22.2	promptly provide the Security Agent with a copy of that notice.

23.23	Inspection of records Each Borrower and each Guarantor will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

23.24
No change in Relevant Documents   Neither any Borrower nor any Guarantor shall (and the Borrowers shall procure that no other will) amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

23.25	Further assurance

23.25.1
Each Borrower and each Guarantor shall (and shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of that Borrower (or that other Obligor or that other member of the Group as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

23.25.2
Each Borrower and each Guarantor shall (and shall procure that each other Obligor and each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.26	Sanctions

23.26.1
Each Borrower and each Guarantor shall (and, should they be aware of it, shall procure that the other members of the Group shall) have implemented and maintain in effect policies and procedures designed to promote and ensure compliance by them and their respective directors, officers, employees with Sanctions and anti-corruption laws and regulations.

23.26.2
The Borrowers will not request any utilisation of the Loan and they will not use (and, should they be aware of it, shall procure that no other member of the Group, nor its or their respective directors or officers use) the proceeds of the Loan for the purpose of funding, financing or facilitating any activities, business or transaction of or with any a Prohibited Person or otherwise in violation of any Sanctions.

23.26.3
Each Borrower and each Guarantor shall (and, should they be aware of it, shall procure that each other Obligor and each other member of the Group shall) comply with all Sanctions and anti-corruption laws and regulations and are not engaged in any activity that constitutes or could reasonably be expected to result in a Sanctions Event.

23.27
No dealings with Master Agreement   No Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under the 2002 ISDA Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Original Hedge Counterparty.

23.28	US listing

The Original Guarantor shall remain listed in the New York Stock Exchange (NASDAQ) throughout the Facility Period.

23.29	Charter-in tonnage

The Original Guarantor and its Subsidiaries shall not charter-in tonnage any Vessel without the prior consent of the Lenders.

23.30	Green scrapping

23.30.1
Each Borrower shall use endeavours (including the implementation of internal policies) to ensure that any scrapping of its Vessel is carried out in accordance with the Hong Kong Convention and the IMO Convention for the Safe and Environmentally Sound Recycling of Ships.

23.30.2
If applicable, each Borrower shall obtain and maintain a green passport notification (based on the inventory of hazardous materials) for its Vessel from the relevant classification society on or prior to the relevant Utilisation Date.

23.31	Poseidon Principles

23.31.1	In this Clause 23.31:

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of, or changes to, mandatory requirements of the International Maritime Organization) from time to time.

"Relevant Lender" means a Lender which has, at any time during the Facility Period, become a signatory to the Poseidon Principles.

"Statement of Compliance" means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

23.31.2
Each Borrower shall, upon the request of any Relevant Lender and at the cost of the Borrowers, on or before 31 July in each calendar year, supply or procure the supply to the Agent (for transmission to the applicable Relevant Lender) of all information necessary in order for any Relevant Lender to comply with its obligations under the Poseidon Principles in respect of the preceding calendar year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with regulation 22A of Annex VI and any Statement of Compliance, in each case relating to its Vessel for the preceding calendar year, provided that no Relevant Lender shall publicly disclose such information with the identity of the relevant Vessel without the prior written consent of the relevant Borrower and, for the avoidance of doubt, such information shall be "Confidential Information" for the purposes of Clause 38.1 (Confidential Information) but each Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the applicable Relevant Lender's portfolio climate alignment.

23.32
No dealings with Hedging Agreement   No Borrower shall assign, novate or encumber or in any other way transfer any of its rights or obligations under a Hedging Agreement except as contemplated in the Security Documents, nor enter into any interest rate exchange or hedging agreement with anyone other than a Hedge Counterparty.

24	Events of Default

24.1	Events of Default Each of the events or circumstances set out in this Clause 24.1 is an Event of Default.

24.1.1	Non-payment An Obligor does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within two Business Days of its due date.

24.1.2	Other specific obligations

(a)	Any requirement of Clause 22 (Financial Covenants) is not satisfied.

(b)	An Obligor does not comply with any obligation in a Finance Document relating to the Insurances, with Clause 7.5 (Mandatory prepayment on sale or Total Loss) or with Clause 18.1 (Additional Security).

24.1.3	Other obligations

(a)	An Obligor does not comply with any provision of a Finance Document (other than those referred to in Clause 24.1.1 (Non-payment) and Clause 24.1.2 (Other specific obligations)).

(b)
No Event of Default under this Clause 24.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

24.1.4
Misrepresentation   Any representation or statement made or deemed to be made by an Obligor in any Finance Document or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

24.1.5	Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (d) is less than $10,000,000 (or its equivalent in any other currency or currencies).

24.1.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

24.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of an Obligor or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 24.1.7 shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or (ii) any arrest or detention of a Vessel from which that Vessel is released within 14 days from the date of that arrest or detention.

24.1.8
Creditors' process   Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of an Obligor and is not discharged within 30 days.

24.1.9	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.1.10	Cessation of business An Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business except as a result of a Permitted Disposal.

24.1.11
Expropriation   The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to an Obligor or any of its assets.

24.1.12	Repudiation and rescission of agreements

(a)	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)
Subject to Clause 24.1.12(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

(c)
Any of the Management Agreements is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Majority Lenders.

24.1.13	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time required by the Agent.

24.1.14
Revocation or modification of Authorisation   Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors or any other person (except a Finance Party) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of any Finance Party, or ceases to remain in full force and effect.

24.1.15	Reduction of capital A Borrower reduces its authorised or issued or subscribed capital.

24.1.16
Challenge to registration   The registration of a Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

24.1.17
War   The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

24.1.18
Master Agreement termination   A notice is given by the Original Hedge Counterparty under section 6(a) of the 2002 ISDA Master Agreement, or by any person under section 6(b)(iv) of the 2002 ISDA Master Agreement, in either case designating an Early Termination Date (as defined therein) for the purpose of the 2002 ISDA Master Agreement, or the 2002 ISDA Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

24.1.19	Notice of determination A Guarantor gives notice to the Security Agent to determine any obligations under the relevant Guarantee.

24.1.20
Litigation   Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against (a) an Obligor or its assets which have, or has, or are, or is, likely to have a Material Adverse Effect, or (b) any other member of the Group or its assets which have, or has a Material Adverse Effect.

24.1.21	Material adverse change Any event or circumstance occurs which the Majority Lenders believe has or is likely to have a Material Adverse Effect.

24.1.22
Group impact   Any event or circumstance of those referred to in Clauses 24.1.5 (Cross default), 24.1.6 (Insolvency), 24.1.7 (Insolvency proceedings), 24.1.8 (Creditors' process), 24.1.10 (cessation of business) and 24.1.11 (Expropriation) occurs in respect of a member of the Group which the Majority Lenders believe has a significant impact on the financial status of the Group.

24.2	Acceleration On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, do all or any of the following:

24.2.1	by notice to the Borrowers:

(a)	cancel the Total Commitments, at which time they shall immediately be cancelled; and/or

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan is payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

24.2.2	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

24.2.3	direct the Security Agent to exercise any or all of the Security Agent's rights, remedies, powers or discretions under the Finance Documents.

Section 9	Changes to Parties

25	Changes to the Lenders and Hedge Counterparties

25.1	Assignments and transfers by the Lenders Subject to this Clause 25, a Lender (the "Existing Lender") may:

25.1.1	assign any of its rights; or

25.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

25.2	Conditions of assignment or transfer

25.2.1
An Existing Lender must consult with the Borrowers before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and transfers by the Lenders) unless the assignment or transfer is:

(a)	to another Lender or an Affiliate of any Lender;

(b)	to a fund which is a Related Fund of that Existing Lender; or

(c)	made at a time when an Event of Default is continuing.

25.2.2	An assignment will only be effective on:

(a)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Lender; and

(b)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender, provided always that the liabilities of the Borrowers and each other Obligor under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrowers' or of any other Obligors' liabilities (actual or contingent) are increased, neither the Borrowers nor any other Obligor shall be liable for any such excess.

25.2.3	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

25.2.4	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower or a Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This Clause 25.2.4 shall not apply:

(c)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Loan; or

(d)
in relation to Clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Clause 12.2.7(b)(ii) (Tax gross-up) if the Borrower making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

25.2.5
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or transfer fee

25.3.1	Subject to Clause 25.3.2, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $10,000.

25.3.2	No fee is payable pursuant to Clause 25.3.1 if:

(a)	the Agent agrees that no fee is payable; or

(b)	the assignment or transfer is made by an Existing Lender:

(i)	to an Affiliate of that Existing Lender;

(ii)	to a fund which is a Related Fund of that Existing Lender; or

(iii)	in connection with primary syndication of the Loan.

25.4	Limitation of responsibility of Existing Lenders

25.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

25.4.2	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and each other member of the Group and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any of the Relevant Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and each other member of the Group and its related entities for the duration of the Facility Period.

25.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Documents or otherwise.

25.5	Procedure for transfer

25.5.1
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 25.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to Clause 25.2.2(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

25.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

25.5.3	Subject to Clause 25.10 (Pro rata interest settlement), on the Transfer Date:

(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each Borrower and each Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(b)
each Borrower and each Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and that Guarantor and the New Lender have assumed and/or acquired the same in place of that Borrower and that Guarantor and the Existing Lender;

(c)
the Agent, the Security Agent, the Bookrunner, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Bookrunner and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a "Lender".

25.6	Procedure for assignment

25.6.1
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 25.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to Clause 25.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

25.6.2
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

25.6.3	Subject to Clause 25.10 (Pro rata interest settlement), on the Transfer Date:

(a)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents and expressed to be the subject of the assignment in the Assignment Agreement;

(b)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents); and

(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

25.6.4
Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7
Copy of Transfer Certificate or Assignment Agreement to Borrowers   The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

25.8	Additional Hedge Counterparties

25.8.1
The Borrowers or a Lender may request that a Lender or an Affiliate of a Lender becomes an Additional Hedge Counterparty, with the prior approval of the Majority Lenders and (in the case of a request by a Lender) the Borrowers, by delivering to the Agent a duly executed Hedge Counterparty Accession Letter signed by such Lender or Affiliate.

25.8.2
A Hedge Counterparty may transfer any of its rights or transfer by novation any of its rights and obligations to its Affiliate, another Lender or an Affiliate of another Lender, with the prior approval of the Majority Lenders and the Borrowers, by delivering to the Agent a duly executed Hedge Counterparty Accession Letter signed by such Lender or Affiliate.

25.8.3	In the case of Clauses 25.8.1 and 25.8.2, the relevant Lender or Affiliate will become an Additional Hedge Counterparty when the Agent enters into the relevant Hedge Counterparty Accession Letter.

25.9
Security over Lenders' rights   In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

25.9.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

25.9.2
any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.10	Pro rata interest settlement

25.10.1
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for transfer) or any assignment pursuant to Clause 25.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

25.10.2	In this Clause 25.10, references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

25.10.3
An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 25.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

26	Changes to the Obligors

26.1	No assignment or transfer by Obligors No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

26.2.1	Subject to compliance with the provisions of Clauses 21.6.3 and 21.6.4 ("Know your customer" checks), the Borrowers may request that any member of the Group become a Guarantor.

26.2.2	A member of the Group shall become an Additional Guarantor if:

(a)	the Borrowers and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(b)
the Agent has received all of the documents and other evidence listed in Part II (Initial Utilisation Conditions Precedent) and, if applicable, Part IV (Conditions subsequent) of Schedule 2 (Conditions Precedent and Subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

26.2.3
The Agent shall notify the Borrowers and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Initial Utilisation Conditions Precedent) and, if applicable, Part IV (Conditions subsequent) of Schedule 2 (Conditions Precedent and Subsequent).

26.2.4
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 26.2.3, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.3	Resignation of a Guarantor

26.3.1	The Borrowers may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a resignation letter if all the Lenders have consented to the resignation of that Guarantor.

26.3.2	The Agent shall accept a resignation letter and notify the Borrowers and the Lenders of its acceptance if:

(a)	the Borrowers have confirmed that no Default is continuing or would result from the acceptance of the resignation letter; and

(b)	no payment is due from any Guarantor under Clause 19.1 (Guarantee and Indemnity).

26.4	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant member of the Group that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Section 10	The Finance Parties

27	Role of the Agent, the Security Agent and the Bookrunner

27.1	Appointment of the Agent

27.1.1	Each of the Bookrunner, and the Lenders and the Hedge Counterparties appoints the Agent to act as its agent under and in connection with the Finance Documents.

27.1.2
The Security Agent declares that it holds the Security Property and all rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law on trust for the Secured Parties on the terms contained in this Agreement.

27.1.3
Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2
Enforcement through Security Agent only   The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Encumbrances or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent (unless a Finance Document requires otherwise).

27.3	Instructions

27.3.1	Each of the Agent and the Security Agent shall:

(a)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(i)	all the Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)
not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 27.3.1(a) (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

27.3.2
Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

27.3.3
Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

27.3.4	Clause 27.3.1 shall not apply:

(a)	where a contrary indication appears in a Finance Document;

(b)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(c)
in respect of any provision which protects the Agent's or the Security Agent's own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, Clause 27.6 (No fiduciary duties) to Clause 27.11 (Exclusion of liability), Clause 27.15 (Confidentiality) to Clause 27.23 (Custodians and nominees) and Clause 27.26 (Acceptance of title) to Clause 27.29 (Disapplication of Trustee Acts);

(d)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(i)	Clause 28.1 (Order of application);

(ii)	Clause 28.2 (Prospective liabilities); and

(iii)	Clause 28.5 (Permitted deductions).

27.3.5
If giving effect to instructions given by the Majority Lenders would (in the Agent's or (as applicable) the Security Agent's opinion) have an effect equivalent to an amendment or waiver referred to in Clause 37 (Amendments and Waivers), the Agent or (as applicable) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or the Security Agent) whose consent would have been required in respect of that amendment or waiver.

27.3.6	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(a)	it has not received any instructions as to the exercise of that discretion; or

(b)	the exercise of that discretion is subject to Clause 27.3.4(d),

the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

27.3.7
The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable Tax) which it may incur in complying with those instructions.

27.3.8
Without prejudice to the remainder of this Clause 27.327.3, in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

27.3.9
Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document.  This Clause 27.3.9 shall not apply to any legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Security Documents or the enforcement of the Transaction Encumbrances or Security Documents.

27.4	Duties of the Agent and Security Agent

27.4.1	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

27.4.2
Subject to Clause 27.4.3, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent (as applicable) for that Party by any other Party.

27.4.3	Without prejudice to Clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to Borrowers), Clause 27.4.2 shall not apply to any Transfer Certificate or any Assignment Agreement.

27.4.4
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

27.4.5
If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

27.4.6
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Bookrunner or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

27.4.7
Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.5	Role of the Bookrunner Except as specifically provided in the Finance Documents, the Bookrunner has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.6	No fiduciary duties

27.6.1	Nothing in any Finance Document constitutes:

(a)	the Agent or the Bookrunner as a trustee or fiduciary of any other person; or

(b)	the Security Agent as an agent, trustee or fiduciary of any Obligor.

27.6.2
None of the Agent, the Security Agent or the Bookrunner shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

27.7
Business with Obligors and the Group   The Agent, the Security Agent and the Bookrunner may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Borrower, any other Obligor or its Affiliate and any other member of the Group.

27.8	Rights and discretions

27.8.1	Each of the Agent and the Security Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Finance Party or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of (c), may assume the truth and accuracy of that certificate.

27.8.2	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or the Secured Parties) that:

(a)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 24.1 (Events of Default));

(b)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(c)	any notice or request made by the Borrowers (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

27.8.3	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

27.8.4
Without prejudice to the generality of Clause 27.8.3 or Clause 27.8.5, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or the Security Agent (as applicable) (and so separate from any lawyers instructed by the Lenders), if the Agent or the Security Agent (as applicable) in its reasonable opinion deems this to be desirable.

27.8.5
Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Security Agent or any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

27.8.6	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of, any such person,

unless such error or such loss was directly caused by the Agent's or the Security Agent's (as applicable) gross negligence or wilful misconduct.

27.8.7
Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under the Finance Documents.

27.8.8	Without prejudice to the generality of Clause 27.8.7, the Agent:

(a)	may disclose; and

(b)	on the written request of the Borrowers or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrowers and to the other Finance Parties.

27.8.9
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Bookrunner is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.8.10
Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.9	Responsibility for documentation None of the Agent, the Security Agent or the Bookrunner is responsible or liable for:

27.9.1
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Bookrunner, an Obligor or any other person in or in connection with any Relevant Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under, or in connection with, any Finance Document; or

27.9.2
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under, or in connection with, any Relevant Document or the Security Property; or

27.9.3
any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.10	No duty to monitor Neither the Agent nor the Security Agent shall be bound to enquire:

27.10.1	whether or not any Default has occurred;

27.10.2	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

27.10.3	whether any other event specified in any Finance Document has occurred.

27.11	Exclusion of liability

27.11.1
Without limiting Clause 27.11.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent or any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(a)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(b)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(c)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(d)
without prejudice to the generality of Clauses 27.11.1(a), 27.11.1(b) and 27.11.1(c), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

27.11.2
No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.12 (Third party rights) and the provisions of the Third Parties Act.

27.11.3
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or the Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

27.11.4	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Bookrunner to carry out:

(a)	any "know your customer" or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Agent, the Security Agent and the Bookrunner that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Bookrunner.

27.11.5
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, any Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss.  In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

27.12	Lenders' indemnity to the Agent and the Security Agent

27.12.1
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent's, the Security Agent's, the Receiver's or the Delegate's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

27.12.2	Subject to Clause 27.12.3, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to Clause 27.12.1.

27.12.3	Clause 27.12.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

27.13	Resignation of the Agent or the Security Agent

27.13.1	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

27.13.2
Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent or Security Agent (as applicable).

27.13.3
If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with Clause 27.13.2 within 20 days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the Borrowers) may appoint a successor Agent or Security Agent (as applicable).

27.13.4
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 27.13.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

27.13.5
The retiring Agent or Security Agent (as applicable) shall, make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents.  The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

27.13.6	The resignation notice of the Agent or the Security Agent (as applicable) shall only take effect upon:

(a)	the appointment of a successor; and

(b)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

27.13.7
Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 27.27 (Winding up of trust) and Clause 27.13.5 ) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 27 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13.8
After consultation with the Borrowers, the Majority Lenders may, by giving 30 days' notice to the Agent or the Security Agent (as applicable), require it to resign in accordance with Clause 27.13.2.  In this event, the Agent or the Security Agent (as applicable) shall resign in accordance with Clause 27.13.2 but the cost referred to in Clause 27.13.5 shall be for the account of the Borrowers.

27.13.9
The Agent shall resign in accordance with Clause 27.13.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 27.13.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond to a request under Clause 12.8 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to Clause 12.8 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.14	Parallel Debt (covenant to pay the Security Agent)

27.14.1
Each Borrower and each Guarantor shall, and shall procure that each other Obligor shall, pay to the Security Agent its Parallel Debt which shall be in an amount equal to, and in the currency or currencies of, its Corresponding Debt.

27.14.2	The Parallel Debt of an Obligor:

(a)	shall become due and payable at the same time as its Corresponding Debt;

(b)	is independent and separate from, and without prejudice to, its Corresponding Debt.

27.14.3	For the purposes of this Clause 27.14, the Security Agent:

(a)	is the independent and separate creditor of each Parallel Debt;

(b)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(c)
shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

27.14.4	The Parallel Debt of an Obligor shall be:

(a)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(b)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be:

(i)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

27.14.5
All amounts received or recovered by the Security Agent in connection with this Clause 27.14 shall be applied, to the extent permitted by applicable law, in accordance with Clause 28.1 (Order of application) and Clause 31.5 (Partial payments) as applicable.

27.14.6	This Clause 27.14 shall apply, with any necessary modifications, to each Finance Document.

27.15	Confidentiality

27.15.1
In acting as agent or trustee for the Finance Parties, the Agent or the Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

27.15.2
If information is received by another division or department of the Agent or the Security Agent, it may be treated as confidential to that division or department and the Agent or the Security Agent (as applicable) shall not be deemed to have notice of it.

27.16	Relationship with the other Finance Parties

27.16.1
Subject to Clause 25.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender or Hedge Counterparty at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office or, as the case may be, a Hedge Counterparty:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

27.16.2
Any Lender or Hedge Counterparty may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or Hedge Counterparty under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address or such other information, department and officer by that Lender or Hedge Counterparty for the purposes of Clause 33.2 (Addresses) and Clause 33.5.1(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or Hedge Counterparty.

27.17
Credit appraisal by the Lenders and Hedge Counterparties   Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Relevant Document, each Lender and Hedge Counterparty confirms to the Agent, the Security Agent and the Bookrunner that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:

27.17.1	the financial condition, status and nature of each Obligor and each other member of the Group;

27.17.2
the legality, validity, effectiveness, adequacy or enforceability of Relevant Document, the Security Property, and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document or the Security Property;

27.17.3
whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Relevant Document, the Security Property, the transactions contemplated by Relevant Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Relevant Document or the Security Property; and

27.17.4
the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Relevant Document, the transactions contemplated by any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document; and

27.17.5
the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any Transaction Encumbrance or the existence of any Encumbrance affecting the Security Assets.

27.18	Agent's and Security Agent's management time

27.18.1
Any amount payable to the Agent or the Security Agent under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and Expenses) and Clause 27.12 (Lenders' indemnity to the Agent and the Security Agent) shall include the cost of utilising the management time of the Agent or the Security Agent (as applicable) or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or the Security Agent may notify to the Borrowers and the Finance Parties, and is in addition to any fee paid or payable to the Agent or the Security Agent under Clause 11 (Fees).

27.18.2	Without prejudice to Clause 27.18.1, in the event of:

(a)	An Event of Default;

(b)
the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(c)	the Security Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances,

the Borrowers shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to Clause 27.18.3.

27.18.3
If the Security Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in Clause 27.18.2 or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of that investment bank shall be final and binding upon the Parties.

27.19
Deduction from amounts payable by the Agent   If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.20	Amounts paid in error

27.20.1
If the Agent or the Security Agent pays an amount to another Party and within 10 Business Days of the date of payment the Agent or the Security Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent or the Security Agent shall on demand refund the same to the Agent or the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or the Security Agent, calculated by the Agent or Security Agent to reflect its cost of funds.

27.20.2	Neither:

(a)	the obligations of any party to the Agent or the Security Agent; nor

(b)	the remedies of the Agent or the Security Agent

(whether arising under this Clause 27.20 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this Clause 27.20.2 would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or the Security Agent or any other Party).

27.20.3
All payments to be made by a Party to the Agent or the Security Agent (whether made pursuant to this Clause 27.20 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.20.4
In this Agreement, "Erroneous Payment" means a payment of an amount by the Agent or the Security Agent to another Party which the Agent or the Security Agent (as appropriate) determines (in its sole discretion) was made in error.

27.21	No responsibility to perfect Transaction Encumbrances The Security Agent shall not be liable for any failure to:

27.21.1	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Assets;

27.21.2	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Encumbrances;

27.21.3
register, file or record or otherwise protect any Transaction Encumbrance (or the priority of any Transaction Encumbrance) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Encumbrances;

27.21.4
take, or to require any Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Encumbrances effective or to secure the creation of any ancillary Encumbrance under any law or regulation; or

27.21.5	require any further assurance in relation to any Security Document.

27.22	Insurance by the Security Agent

27.22.1	The Security Agent shall not be obliged:

(a)	to insure any of the Security Assets;

(b)	to require any other person to maintain any insurance; or

(c)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

27.22.2
Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

27.23
Custodians and nominees   The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

27.24	Delegation by the Security Agent

27.24.1
Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

27.24.2
That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may think fit in the interests of the Secured Parties.

27.24.3
No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

27.25	Additional Security Agents

27.25.1	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(a)	if it considers that appointment to be in the interests of the Secured Parties;

(b)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(c)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

27.25.2
Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

27.25.3
The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

27.26
Acceptance of title   The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Assets and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

27.27	Winding up of trust If the Security Agent, with the approval of the Agent, determines that:

27.27.1	all of the Indebtedness and all other obligations secured by the Security Documents have been fully and finally discharged; and

27.27.2	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then

(a)
the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Encumbrances and the rights of the Security Agent under each of the Security Documents; and

(b)
any Security Agent which has resigned pursuant to Clause 27.13 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

27.28
Powers supplemental to Trustee Acts   The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

27.29
Disapplication of Trustee Acts   Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

28	Application of Proceeds

28.1
Order of application   Subject to Clause 28.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or under Clause 27.14 (Parallel Debt (covenant to pay the Security Agent)) in connection with the realisation or enforcement of all or part of the Transaction Encumbrances (for the purposes of this Clause 28, the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 28), in the following order:

28.1.1
first, in discharging any sums owing to the Security Agent (in its capacity as such) other than pursuant to Clause 27.14 (Parallel Debt (covenant to pay the Security Agent)), any Receiver or any Delegate;

28.1.2
secondly, in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Encumbrances taken in accordance with the terms of this Agreement;

28.1.3	thirdly, in or towards payment pro rata of any unpaid fee, costs and expenses of the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

28.1.4	fourthly, in or towards payment pro rata of:

(a)	any accrued interest, fee or commission due but unpaid under this Agreement and any default interest payable under any Hedging Agreement; and

(b)	any Hedge Breakage Loss due and payable to any Hedge Counterparty but unpaid under any relevant Hedging Agreement;

28.1.5	fifthly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

28.1.6	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (excluding the Hedging Agreements);

28.1.7
lastly, in or towards payment pro rata to the Hedge Counterparties for application in or towards the discharge of any relevant Borrower's liabilities in respect of any other amounts then due and payable under the Hedging Agreements.

The balance (if any) of the amounts received shall be paid to the Borrowers or as the Borrowers may direct.

28.2
Prospective liabilities   Following enforcement of any of the Transaction Encumbrances the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 28.1 (Order of application) in respect of:

28.2.1	any sum to the Security Agent, any Receiver or any Delegate; and

28.2.2	any part of the Indebtedness,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

28.3
Investment of proceeds   Prior to the application of the proceeds of the Recoveries in accordance with Clause 28.1 (Order of application), the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this Clause 28.

28.4	Currency conversion

28.4.1
For the purpose of, or pending the discharge of, any part of the Indebtedness the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

28.4.2	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

28.5	Permitted deductions The Security Agent shall be entitled, in its discretion:

28.5.1
to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

28.5.2
to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as the Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

28.6	Good discharge

28.6.1	Any payment to be made in respect of the Indebtedness by the Security Agent may be made to:

(a)	the Agent on behalf of the Finance Parties; or

(b)	(as applicable) the Hedge Counterparties

and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

28.6.2
The Security Agent is under no obligation to make the payments to the Agent or the Hedge Counterparties under Clause 28.6.1 in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

29	Conduct of Business by the Finance Parties

No provision of this Agreement will:

29.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

29.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

29.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30	Sharing among the Finance Parties

30.1
Payments to Finance Parties   If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

30.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

30.1.2
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

30.1.3
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2
Redistribution of payments   The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3
Recovering Finance Party's rights   On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

30.4.1
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

30.4.2	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

30.5.1
This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

30.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11	Administration

31	Payment Mechanics

31.1
Payments to the Agent   On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

31.2
Distributions by the Agent   Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

31.3
Distributions to an Obligor   The Agent may (with the consent of an Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

31.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

31.4.2
Unless Clause 31.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.4.3
If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(b)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Partial payments

31.5.1
Provided that no acceleration has occurred under Clause 24.2 (Acceleration), if the Agent or the Security Agent (as applicable) receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent or the Security Agent (as applicable) shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

31.5.2
The Agent shall, if so directed by the Majority Lenders, vary, or instruct the Security Agent to vary (as applicable), the order set out in Clause 31.5.1. Any such variation may include the re-ordering of obligations set out in that Clause.

31.5.3	Clauses 31.5.1 and 31.5.2 will override any appropriation made by an Obligor.

31.6	No set-off by Obligors

31.6.1	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.6.2	Clause 31.6.1 shall not affect the operation of any payment or close-out netting pursuant to section 2(c) or 6(e) of any Hedging Agreement in respect of any amounts owing under that Hedging Agreement.

31.7
Business Days   Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

31.8.1	Subject to Clauses 31.8.2 to 31.8.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

31.8.2
A repayment or payment of all or part of a Utilisation or an Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

31.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

31.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

31.8.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

31.9	Change of currency

31.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

31.9.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10	Disruption to payment systems etc. If either the Agent determines that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

31.10.1
the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Loan as the Agent may deem necessary in the circumstances;

31.10.2
the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 31.10.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

31.10.3
the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 31.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

31.10.4
any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

31.10.5
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

31.10.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 31.10.4.

32	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33	Notices

33.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2
Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

33.2.1	in the case of each Borrower, that identified with its name in Part III (The Obligors) of Schedule 1 (The Parties);

33.2.2
in the case of each Original Guarantor, that identified with its name in Part III (The Obligors) of Schedule 1 (The Parties), and in the case of each Additional Guarantor, that notified in writing to the Agent on or prior to the date on which it becomes an Additional Guarantor;

33.2.3	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

33.2.4	in the case of each Hedge Counterparty, that identified with its name in Part II (The other Finance Parties) of Schedule 1 (The Parties); and

33.2.5	in the case of the Agent or the Security Agent, that identified with its name in Part II (The other Finance Parties) of Schedule 1 (The Parties),

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

33.3	Delivery Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

33.3.1	if by way of fax, when received in legible form; or

33.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

All notices from or to an Obligor in respect of a Finance Document shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 33.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and fax number Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

33.5.1
Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

33.5.2
Any such electronic communication or delivery as specified in Clause 33.5.1 to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

33.5.3
Any such electronic communication or document made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

33.5.4
Any electronic communication or document which becomes effective, in accordance with Clause 33.5.3, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

33.5.5
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 33.5.

33.6	Direct electronic delivery by Borrowers

Each Borrower may satisfy its obligations under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 33.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

33.7	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

33.7.1	in English; or

33.7.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34	Calculations and Certificates

34.1
Accounts   In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2
Certificates and determinations   Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention and interest calculation

34.3.1	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(b)	Subject to Clause 34.3.2, without rounding.

34.3.2	The aggregate amount of interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

35	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37	Amendments and Waivers

37.1	Required consents

37.1.1
Subject to Clauses 37.2 (All Lender matters) and 37.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

37.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.1.3
Without prejudice to the generality of Clauses 27.8.3, 27.8.4 and 27.8.5 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

37.1.4	Clause 25.10.3 (Pro rata interest settlement) shall apply to this Clause 37.

37.2
All Lender matters   Subject to Clause 37.4 (Changes to reference rates), an amendment, waiver or (in the case of a Security Document) a consent under, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

37.2.1	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

37.2.2	an extension to the date of payment of any amount under the Finance Documents;

37.2.3	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

37.2.4	a change in currency of payment of any amount under the Finance Documents;

37.2.5	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

37.2.6	a change to a Borrower or a change to a Guarantor other than in accordance with Clause 26 (Changes to the Obligors);

37.2.7	any provision which expressly requires the consent of all the Lenders;

37.2.8
Clause 2.2 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.5 (Mandatory prepayment on sale or Total Loss), Clause 20.1.24 (Money laundering), Clause 23.2.2 (Compliance with laws), Clause 23.5 (Anti-corruption law), Clause 23.26 (Sanctions), Clause 25 (Changes to the Lenders and Hedge Counterparties), Clause 26 (Changes to the Obligors), this Clause 37, Clause 43 (Governing Law) or Clause 44.1 (Jurisdiction);

37.2.9	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(a)	any Guarantee;

(b)	the Security Assets; or

(c)	the manner in which the proceeds of enforcement of the Transaction Encumbrances are distributed; or

37.2.10
the release of any Guarantee or of any Transaction Encumbrance unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Encumbrances where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

37.3	Other exceptions

37.3.1
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Bookrunner (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Bookrunner.

37.3.2
An amendment or waiver which relates to any of the following provisions and would adversely affect the rights or obligations of a Hedge Counterparty (in its capacity as such) may not be effected without the consent of that Hedge Counterparty:

(a)	the definition of "Finance Parties";

(b)	the definition of "Finance Documents";

(c)	Clause 8.4 (Hedging);

(d)	Clause 23.32 (No dealings with Hedging Agreements);

(e)	Clause 28 (Application of Proceeds); or

(f)	this Clause 37.3.2.

37.4	Changes to reference rates

37.4.1	In this Clause 37.4:

"Published Rate" means the Term SOFR for any Quoted Tenor or SOFR.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 30 days; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both (i) and (ii), the "Replacement Reference Rate" will be the replacement under (ii);

(b)
in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Published Rate.

37.4.2	Subject to Clause 37.3.1 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(b)

(i)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(ii)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Reference Rate;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders), the Guarantors and the Borrowers.

37.4.3
If any Lender fails to respond to a request for an amendment or waiver described in Clause 37.4.1 within 30 Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Utilisation when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.5	Excluded Commitments

If:

37.5.1
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

37.5.2	any Lender which is not a Defaulting Lender fails to respond to such a request,

(unless, in either case, the Borrowers and the Agent agree to a longer time period in relation to any request):

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.6	Replacement of Lender

37.6.1	If:

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 37.6.4); or

(b)
a Borrower or a Guarantor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased costs) to any Lender, then the Borrowers may, on ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders and Hedge Counterparties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers (a "Replacement Lender") which confirms its willingness to assume and does assume all the obligations of the transferring L25accordance with Clause 25 (Changes to the Lenders and Hedge Counterparties) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

37.6.2	The replacement of a Lender pursuant to this Clause 37.6 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 15 days after the date on which that Lender is deemed a Non-Consenting Lender;

(d)	in no event shall the Lender replaced under this Clause 37.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(e)
the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 37.6.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

37.6.3
A Lender shall perform the checks described in Clause 37.6.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 37.6.1 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

37.6.4	In the event that:

(a)
the Borrowers or the Agent (at the request of the Borrowers) have requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)
Lenders whose Commitments aggregate more than 51% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

37.7	Disenfranchisement of Defaulting Lenders

37.7.1	For so long as a Defaulting Lender has any Commitment, in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its participation in the Loan it has failed to make available and, to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

37.7.2	For the purposes of this Clause 37.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.8	Replacement of a Defaulting Lender

37.8.1
The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders and Hedge Counterparties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers (a "Replacement Lender") which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring L25accordance with Clause 25 (Changes to the Lenders and Hedge Counterparties) for a purchase price in cash payable at the time of transfer which is either:

(a)
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest (to the extent that the Agent has not given a notification under Clause 25.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in (a).

37.8.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.8 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent or Security Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	the transfer must take place no later than 15 days after the notice referred to in Clause 37.8.1;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 37.8.1 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

37.8.3
The Defaulting Lender shall perform the checks described in Clause 37.8.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 37.8.1 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

38	Confidentiality

38.1
Confidential Information   Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

38.2.1	Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 38.2.1(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Borrowers or Guarantors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom Clause 38.2.1(b)(i) or 38.2.1(b)(ii) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 27.16.2 (Relationship with the other Finance Parties));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 38.2.1(b)(i) or 38.2.1(b)(ii);

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Encumbrances (or may do so) pursuant to Clause 25.9 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(x)
in relation to Clauses 38.2.1(b)(i), 38.2.1(b)(ii) and 38.2.1(b)(iii), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(xi)
in relation to Clause 38.2.1(b)(iv), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(xii)
in relation to Clauses 38.2.1(b)(v), 38.2.1(b)(vi) and 38.2.1(b)(vii), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)
to any person appointed by that Finance Party or by a person to whom Clause 38.2.1(b)(i) or 38.2.1(b)(ii) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 38.2.1(c) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrowers and/or the Guarantors and/or the Group if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.2.2
Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in (a) Part II A 1 of Annex IV of DAC6 including as implemented in any EU member state or (b) regulation of MDR.

38.3	Disclosure to numbering service providers

38.3.1
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Obligors the following information:

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	Clause 43 (Governing law);

(f)	the names of the Agent and the Bookrunner;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of Total Commitments;

(i)	currencies of the Loan;

(j)	type of Loan;

(k)	ranking of the Loan;

(l)	Termination Date;

(m)	changes to any of the information previously supplied pursuant to (a) to (l); and

(n)	such other information agreed between such Finance Party and that Obligor,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

38.3.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

38.3.3	Each Borrower and each Guarantor represents that none of the information set out in Clauses 38.3.1(a) to 38.3.1(n) is, nor will at any time be, unpublished price-sensitive information.

38.3.4	The Agent shall notify the Borrowers and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Obligors; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Obligors by such numbering service provider.

38.4
Entire agreement   This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5
Inside information   Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

38.6.1
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 38.2.1(b)(v) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

38.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.7	Continuing obligations The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

38.7.1
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

38.7.2	the date on which such Finance Party otherwise ceases to be a Finance Party.

39	Confidentiality of Funding Rates

39.1	Confidentiality and disclosure

39.1.1	The Agent, each Borrower and each Guarantor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.1.2 and Clause 39.1.3.

39.1.2	The Agent may disclose:

(a)	any Funding Rate to the Borrowers pursuant to Clause 8.6 (Notifications); and

(b)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration / Settlement Service Providers or in such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

39.1.3	The Agent and each Borrower and each Guarantor may disclose any Funding Rate to:

(a)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this Clause 39.1.3 is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(b)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrowers or the relevant Guarantor, as the case may be, it is not practicable to do so in the circumstances;

(c)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrowers or the relevant Guarantor, as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender.

39.2	Related obligations

39.2.1
The Agent and each Borrower and each Guarantor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent, each Borrower and each Guarantor undertake not to use any Funding Rate for any unlawful purpose.

39.2.2	The Agent, each Borrower and each Guarantor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(a)
of the circumstances of any disclosure made pursuant to Clause 39.1.3(b) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3	No Event of Default No Event of Default will occur under Clause 24.1.3 (Other obligations) by reason only of a Borrower's or a Guarantor's failure to comply with this Clause 39.

40	Disclosure of Lender Details by Agent

40.1
Supply of Lender details to Borrowers   The Agent shall provide to the Borrowers within seven Business Days of a request by the Borrowers (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

40.2	Supply of Lender details at Borrowers' direction

40.2.1	The Agent shall, at the request of the Borrowers, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:

(a)
other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(b)	Obligor or any other member of the Group.

40.2.2
Subject to Clause 40.2.3, the Borrowers shall procure that the recipient of information disclosed pursuant to Clause 40.2.1 shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

40.2.3
The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

40.3	Supply of Lender details to other Lenders

40.3.1
If a Lender (a "Disclosing Lender") indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender's name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

40.3.2	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

40.4	Lender enquiry If any Lender believes that any entity is, or may be, a Lender and:

40.4.1	that entity ceases to have an Investment Grade Rating; or

40.4.2	an Insolvency Event occurs in relation to that entity,

the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.

40.5	Lender details definitions In this Clause 40:

"Investment Grade Rating" means, in relation to an entity, a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

"Requisite Lenders" means a Lender or Lenders whose Commitments aggregate 15% (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15% (or more) of the Total Commitments immediately prior to that reduction).

41	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42	Joint and Several Liability

42.1
Nature of liability   The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

42.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Obligor under or in connection with any Finance Document;

42.1.2	any amendment, variation, novation or replacement of any other Finance Document;

42.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Obligor for any reason;

42.1.4	the winding-up or dissolution of any other Borrower or any other Obligor;

42.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Obligor; or

42.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

42.2
No rights as surety   Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Obligor:

42.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

42.2.2	exercise any right of contribution from any other Borrower or any other Obligor under any Finance Document; or

42.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Obligor; or

42.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Obligor; or

42.2.5
unless so directed by the Agent (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Obligor in competition with any Finance Party and each Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

Section 12	Governing Law and Enforcement

43	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44	Enforcement

44.1	Jurisdiction

44.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

44.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to decide Disputes and accordingly no Party will argue to the contrary.

44.2	Service of process

44.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Borrower and each Guarantor:

(a)
irrevocably appoints Hill Dickinson Services (London) Ltd, the Broadgate Tower, 20 Primrose Street, London EC2A 2EW, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Borrower or that Guarantor (as the case may be) of the process will not invalidate the proceedings concerned.

44.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Borrower or relevant Guarantor (as the case may be) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Parties

Part I
The Original Lenders

Name of Original Lender	Commitment	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Nordea Bank Abp, filial i Norge	US$20,000,000

Part II
The other Finance Parties

The Agent
Address:	Essendrops gate 7
N-0368 Oslo
Norway

Fax no.:
Department/Officer:
Email address:

The Security Agent
Address:	Essendrops gate 7
N-0368 Oslo
Norway

Fax no.:
Department/Officer:
Email address:

The Bookrunner
Address:	Essendrops gate 7
N-0368 Oslo
Norway

Fax no.:
Department/Officer:
Email address:

The Original Hedge Counterparties
Address: Nordea Danmark, Filial af Nordea Bank Abp, Finland, 7288 Derivative Services, PO Box 850, DK-0900 Copenhagen K, Denmark

Fax no.:
Department/Officer:
Email address:

Part III

The Obligors

The Borrowers
Name: Taburao Shipping Company Inc.
Address: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

c/o Unitized Ocean transport Limited
373 Syngrou Ave. & 2-4 Ymittou str.
17564, Palaio Faliro, Athens, Greece
Fax no.:
Department/Officer:
Email address:

Name: Tarawa Shipping Company Inc.
Address: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

c/o Unitized Ocean transport Limited
373 Syngrou Ave. & 2-4 Ymittou str.
17564, Palaio Faliro, Athens, Greece
Fax no.:
Department/Officer:
Email address:

The Original Guarantor
Name: Performance Shipping Inc.
Address: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

c/o Unitized Ocean transport Limited
373 Syngrou Ave. & 2-4 Ymittou str.
17564, Palaio Faliro, Athens, Greece
Fax no.:
Department/Officer:
Email address:

Schedule 2

Conditions Precedent and Subsequent

Schedule 3

Utilisation Request

Schedule 4

Form of Transfer Certificate

Schedule 5

Form of Assignment Agreement

Schedule 6

Form of Accession Deed

Schedule 7

Form of Compliance Certificate

Schedule 8

Form of Hedge Counterparty Accession Letter

Schedule 9

Reference Rate Terms

Currency	dollars

Cost of funds as a fallback	Cost of funds will apply as a fallback.

Definitions

Break Costs	None Specified.

Central Bank Rate:
(a)     the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)      if that target is not a single figure, the arithmetic mean of:

(i)      the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)       the lower bound of that target range.

Central Bank Rate Adjustment:
means, in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent), of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:
means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of:

(a)       the Central Bank Rate prevailing at close of business on that RFR Banking Day; and

(b)       the relevant Daily Rate.

Daily Rate:	The "Daily Rate" for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of: (i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment ; or

(c)      if (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)       the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)       the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate	The percentage rate per annum which is the Daily Rate for each day during the Interest Period of the relevant Utilisation.

Relevant Market	The market for overnight cash borrowing collateralised by US Government securities.

RFR
the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day
a day other than:

(a)       a Saturday or Sunday; and

(b)      a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities

Schedule 10

Cumulative Compounded RFR Rate

The "Cumulative Compounded RFR Rate" for any Interest Period for a Utilisation is the Observation Period CCRR for the Observation Period relating to that Interest Period where:

the "Observation Period" relating to an Interest Period for a Utilisation is the period from and including the day falling the applicable Lookback Period prior to the first day of that Interest Period and ending on, but excluding, the day falling the applicable Lookback Period prior to the last day of that Interest Period; and

the "Observation Period CCRR" for the Observation Period relating to any Interest Period for a Compounded Rate Relevant is the percentage rate per annum (rounded to five decimal places) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Observation Period;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Observation Period;

"DailyRatei" means for any RFR Banking Day "i" in the Observation Period, the Daily Rate for that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

"d" means the number of calendar days in that Observation Period.

Signatures
The Borrowers
Taburao Shipping Company Inc.	)
)
By: Aikaterini Oikonomea	)	/s/ Aikaterini Oikonomea
c/o Unitized Ocean Transport Limited	)
373 Syngrou Ave. & 2-4 Ymittou str.	)
17564 Palaio Faliro, Athens, Greece	)
Fax no.: +30 210 9470101)
Officer: Mr Andreas Michalopoulos	)

Tarawa Shipping Company Inc.	)
)
By: Aikaterini Oikonomea	)	/s/ Aikaterini Oikonomea
c/o Unitized Ocean Transport Limited	)
373 Syngrou Ave. & 2-4 Ymittou str.	)
17564 Palaio Faliro, Athens, Greece	)
Fax no.: +30 210 9470101)
Officer: Mr Andreas Michalopoulos	)

The Original Guarantor
Performance Shipping Inc.	)
)
By: Aikaterini Oikonomea	)	/s/ Aikaterini Oikonomea
c/o Unitized Ocean Transport Limited	)
373 Syngrou Ave. & 2-4 Ymittou str.	)
17564 Palaio Faliro, Athens, Greece	)
Fax no.: +30 210 9470101)
Officer: Mr Andreas Michalopoulos	)

The Bookrunner
Nordea Bank Abp, filial i Norge	)
)
By: Georgios Kalpakidis	)	/s/ Georgios Kalpakidis
Essendrops gate 7)
N-0368 Oslo	)
Norway	)
Fax no.: +47 22 48 66 68)
Officers: Henrik Trulsen	)
and Dennis Skoglund	)

The Agent
Nordea Bank Abp, filial i Norge	)
)
By: Georgios Kalpakidis	)	/s/ Georgios Kalpakidis
Essendrops gate 7)
N-0368 Oslo	)
Norway	)
Fax no.: +47 22 48 66 68)
Officers: Henrik Trulsen	)
and Dennis Skoglund	)

The Security Agent
Nordea Bank Abp, filial i Norge	)
)
By: Georgios Kalpakidis	)	/s/ Georgios Kalpakidis
Essendrops gate 7)
N-0368 Oslo	)
Norway	)
Fax no.: +47 22 48 66 68)
Officers: Henrik Trulsen	)
and Dennis Skoglund	)

The Original Lenders
Nordea Bank Abp, filial i Norge	)
)
By: Georgios Kalpakidis	)	/s/ Georgios Kalpakidis
Essendrops gate 7)
N-0368 Oslo	)
Norway	)
Fax no.: +47 22 48 66 68)
Officers: Henrik Trulsen	)
and Dennis Skoglund	)

The Original Hedge Counterparties
Nordea Bank Abp	)
)
By: Georgios Kalpakidis	)	/s/ Georgios Kalpakidis
PO Box 850, DK-0900 Copenhagen K	)
Denmark	)
Fax no.: +47 22 48 66 68)
Officers: Henrik Trulsen	)
and Dennis Skoglund	)